EXHIBIT 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Electrode Acquisition Corp.,

RIOT BLOCKCHAIN, INC.

(solely for purposes of Article VII),

STEVEN R. FERRIE,

DAVID P. FRANZMANN

and

THE SELLER REPRESENTATIVE NAMED HEREIN

DECEMBER 1, 2021

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3.19	Material Suppliers; Material Customers	41
3.20	Brokers’ Fees	42
3.21	Compliance with Anti-Corruption Laws; AML Laws and Trade Control Laws	42
3.22	Product Liability and Warranty	43
3.23	Title, Condition and Sufficiency of Assets	44
3.24	Accounts Receivable; Accounts Payable	44
3.25	Data Protection and Privacy	45
3.26	Investment Representations	46
3.27	No Other Representations or Warranties	46

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER		46

4.01	Existence and Good Standing	47
4.02	Authority; Enforceability	47
4.03	No Violations; Consents	47
4.04	Capitalization	48
4.05	Subsidiaries	49
4.06	Legal Proceedings	49
4.07	SEC Filings and Financial Statements	50
4.08	Compliance with Laws	50
4.09	Securities Act	50
4.10	Brokers’ Fees	50
4.11	Solvency	51
4.12	No Other Representations or Warranties	51

Article V
ADDITIONAL COVENANTS		51

5.01	Tax Matters	51
5.02	Confidentiality	56
5.03	Agreement Not To Compete or Solicit	56
5.04	Release	57
5.05	Indemnification; Tail Policy	58
5.06	Employees and Employee Benefits	58
5.07	Regulation S-X	59
5.08	Registration of Stock Consideration	59
5.09	Rule 144	63

Article VI
INDEMNIFICATION		63

6.01	Survival	63
6.02	Indemnification	64
6.03	Limitations	66
6.04	Determination of Damages	66
6.05	Claim Procedures	67

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6.06	Recourse from Holdback Stock Consideration	69
6.07	Issuance of Holdback Stock Consideration	70
6.08	Tax Treatment of Indemnification Claims	70
6.09	Exclusive Remedy	70

Article VII
MISCELLANEOUS		71

7.01	Press Releases and Public Announcements	71
7.02	Transfer Taxes	71
7.03	Seller Representative.	71
7.04	Notices	72
7.05	Succession and Assignment	72
7.06	Severability	72
7.07	References	73
7.08	Construction	73
7.09	Amendment and Waiver	73
7.10	Entire Agreement	74
7.11	Parties in Interest	74
7.12	WAIVER OF TRIAL BY JURY	74
7.13	Delivery by Facsimile or Email	74
7.14	Counterparts	74
7.15	Governing Law	75
7.16	Jurisdiction	75
7.17	Remedies Cumulative	75
7.18	Specific Performance	75
7.19	Further Assurances	76
7.20	Disclosure Schedules	76
7.21	Costs and Expenses	76
7.22	Privilege	76
7.23	Parent Guaranty.	77

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INDEX OF EXHIBITS AND SCHEDULES

Exhibit A:	Illustrative Closing Date Working Capital Statement
Exhibit B:	Sellers’ Interests and Pro Rata Percentages

Schedule 1.01(a):	Knowledge of Buyer
Schedule 1.01(b):	Knowledge of the Company
Schedule 1.01(c):	Bonuses
Schedule 2.07(c):	Payoff Indebtedness
Schedule 2.08(f):	Employment Agreements
Schedule 2.08(g):	Consulting Agreements
Schedule 5.01(f):	Purchase Price Allocation
Schedule 7.04:	Notices

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of December 1, 2021, is made by and among Electrode Acquisition Corp., a Delaware corporation (“Buyer”), solely for purposes of Article VII, Riot Blockchain, Inc., a Nevada corporation (“Parent”), Steven R. Ferrie, an individual resident of Colorado (“Ferrie”), and David P. Franzmann, an individual resident of Colorado (“Franzmann” and, together with Ferrie, “Sellers”), and the Seller Representative set forth herein. Buyer, Parent, Sellers and the Seller Representative will each be referred to herein from time to time as a “Party” and, collectively, as the “Parties.”

WHEREAS, Sellers own all of the issued and outstanding Units (as defined in the Existing Operating Agreement) and Economic Interests (as defined in the Existing Operating Agreement) (such Units and Economic Interests, collectively, the “Interests”) of Ferrie Franzmann Industries, LLC (d/b/a ESS Metron), a Colorado limited liability company (the “Company”); and

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to purchase from Sellers, and Sellers desire sell to Buyer, all of the Interests.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS

1.01       Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“2021 Registration Statement” has the meaning specified in Section 5.08(a).

“Accounting Firm” has the meaning specified in Section 2.04(d).

“Acquisition” has the meaning specified in Section 2.01.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. For purposes of this Agreement, Tecknit Shielding Systems shall be deemed to be an Affiliate of each Seller.

“Agreed Adjustments” has the meaning specified in Section 2.04(c).

“Agreed Tax Treatment” has the meaning specified in Section 5.01(e).

“Allocation Principles” has the meaning specified in Section 5.01(f)(i).

“Base Cash Consideration” means Twenty-Five Million Dollars ($25,000,000).

“Basket Amount” has the meaning specified in Section 6.03(a).

“Business Day” means a day that is neither a Saturday or a Sunday nor any other day on which banking institutions in New York, New York or Denver, Colorado are authorized or obligated by Law to close.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Indemnitees” means the following Persons: (a) Buyer; (b) Parent; (c) Buyer’s Affiliates (including following the Closing, the Company); (d) the respective Representatives of the Persons referred to in clauses “(a),” “(b)” and “(c)” above; and (e) the respective successors and permitted assigns of the Persons referred to in clauses “(a),” “(b),” “(c)” and “(d)” above; provided, however, that Sellers shall not be deemed to be “Buyer Indemnitees.”

“Buyer Material Adverse Effect” means any event, change, occurrence, circumstance, fact, development or effect that, individually or in the aggregate, has had or would have a material adverse effect on the ability of Buyer to consummate the Transactions.

“Buyer Specified Party” has the meaning specified in Section 5.08(f).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash and Cash Equivalents” means, as of any time of determination, without duplication, the aggregate amount of the Company’s cash and cash equivalents (not including any restricted cash that is restricted from being distributed or not available for general corporate purposes for at least ninety (90) days and ignoring the impact of any held checks written, including those against the Company’s UMB Bank (United Bank of Missouri) purchasing card (treating such checks as if they had not been written)) on hand or in bank accounts, as determined in accordance with GAAP as consistently applied by the Company.

“Cash Consideration” shall mean an amount equal to: (a) the Base Cash Consideration, (b) plus the Closing Date Working Capital Adjustment Amount, (c) minus the Closing Date Debt, (d) minus the Closing Date Transaction Expenses, and (e) plus the Closing Date Cash.

“Closing” has the meaning specified in Section 2.06.

“Closing Date” has the meaning specified in Section 2.06.

“Closing Date Cash” shall mean an amount equal to the Cash and Cash Equivalents as of 12:01 a.m. (New York time) on the Closing Date.

“Closing Date Debt” shall mean an amount equal to the Indebtedness as of the Closing.

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“Closing Date Transaction Expenses” shall mean an amount equal to the Transaction Expenses, to the extent not paid or reimbursed prior to the Closing.

“Closing Date Working Capital” means (a) the current assets of the Company (excluding Cash and Cash Equivalents, any restricted cash that is restricted from being distributed or not available for general corporate purposes for at least ninety (90) days, the amounts of any held checks written, including those against the Company’s UMB Bank (United Bank of Missouri) purchasing card, intercompany and Related Person receivables, non-trading balances, amounts related to fixed assets or construction in process and deferred tax assets), minus (b) the current liabilities of the Company (including the amounts of any held checks written, including those against the Company’s UMB Bank (United Bank of Missouri) purchasing card, accruals for current year bonuses and warranty obligations (including short-term and long-term warranty obligations), but excluding Indebtedness, Transaction Expenses and deferred tax liabilities), each as determined as of 12:01 a.m. (New York time) on the Closing Date in accordance with GAAP as consistently applied by the Company and in a manner in accordance and consistent with the Illustrative Closing Date Working Capital Statement.

“Closing Date Working Capital Adjustment Amount” means (i) if Closing Date Working Capital is greater than the Working Capital Upper Target, the positive amount equal to Closing Date Working Capital minus the Working Capital Upper Target, (ii) if Closing Date Working Capital is less than the Working Capital Lower Target, the negative amount equal to Closing Date Working Capital minus the Working Capital Lower Target, or (iii) otherwise, $0.

“Closing Statement” has the meaning specified in Section 2.04(a)(ii).

“Closing Stock Consideration” means the Stock Consideration, minus the Holdback Stock Consideration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the recitals of this Agreement.

“Company Data” means all confidential data, information, and data compilations contained in the Information Technology Systems or any databases of the Company, including Personal Data, that are used by, or necessary to the business of, the Company.

“Company Employee Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each retirement, welfare, equity and equity-based, severance, retention, employment, independent contractor, individual consulting, change-of-control, bonus, commission, incentive, deferred compensation, pension, employee loan, fringe benefit, and other benefit or compensation plan, agreement, program, practice, arrangement, or policy, whether written or unwritten, sponsored, maintained, contributed to, or required to be contributed to by the Company for the benefit of any current or former officer, employee, director, independent contractor or other service provider, or beneficiary or dependent thereof, of the Company, to which the Company is a party, or for which the Company has or could reasonably be expected to have any liability (contingent or otherwise, whether or not incurred).

“Company Financial Statements” has the meaning specified in Section 3.05(a).

“Company Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company.

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“Company Patent Rights” means the Patents owned or purported to be owned by the Company.

“Company Privacy Policy” means any (a) internal or external past or present data protection, data usage, employee information, privacy and security policies of the Company, (b) public statements, representations, obligations, promises, commitments relating to privacy, security, employee information, or the Processing of Personal Data, and (c) policies and obligations applicable to the Company as a result of any certification relating to privacy, security, or the Processing of Personal Data.

“Company Source Code” has the meaning specified in Section 3.10(l).

“Competing Business” means (i) the business presently conducted by the Company and (ii) the business of designing, engineering, manufacturing, marketing and selling electrical switchgears and components.

“Confidentiality Agreement” means that certain Reciprocal Non-Disclosure Agreement, dated as of June 3, 2021, between Buyer and the Company.

“Continuing Claim” has the meaning specified in Section 6.07.

“Continuing Employee” has the meaning specified in Section 5.06(a).

“Contract” means any written or oral agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture, invoice, purchase order or other similar instrument or obligation to which the Person in question is a party.

“Controlling Person” has the meaning specified in Section 5.08(f).

“Covered Party” has the meaning specified in Section 5.05(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Relief Law” means any Law released, issued or promulgated by a Governmental Entity that grants to any Person the ability to (a) defer, reduce or eliminate any Taxes, (b) borrow or otherwise secure financing (including any covered loan under Paragraph (36) of Section 7(a) of the Small Business Act, as added by Section 1102 of the CARES Act, or any loan that is an extension or expansion of, or is similar to, any such covered loan) or (c) obtain grants or other financial benefits, in each case as a result of, or in connection with, the effects of COVID-19, including the CARES Act, the Families First Act and the Consolidated Appropriations Act, 2021.

“Damages” means any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature, but excluding punitive or exemplary damages, except to the extent actually awarded in connection with a Third Party Claim or in the case of fraud.

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“Data Breach” means any unauthorized Processing of Company Data or Trade Secrets, any unauthorized access to the Company’s Information Technology Systems, or any other incident that may require notification to any Persons, Governmental Entities, or any entity under Data Protection Requirements.

“Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of the Company.

“Data Protection Requirements” means any and all Laws, industry requirements and Contracts relating to the protection or Processing of Personal Data that are applicable to the Company and, and all implementing regulations to the extent applicable to the Company including not limited to (i) the provisions of the following that set forth privacy or data security requirements that apply to Personal Data: the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. §§ 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the Fair Credit Reporting Act, 15 U.S.C. 1681; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 NYCRR 500; and the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); Laws governing notification to consumers, employees or other individuals and regulatory authorities following Data Breaches, including without limitation Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, and Mass. Gen. Law 93H; federal, state, and local Laws governing data security, including without limitation Mass. Gen. Law Ch. 93H, 201 C.M.R. 17.00, and Nev. Rev. Stat. 603A; Cal Civ. Code § 1798.83; local, state, and federal, and privacy, data protection, information security, or related Laws relating to the Processing of Personal Data; international Laws, the EU General Data Protection Regulation 2016/679 (as implemented by countries in the European Economic Area (“EEA”) (“EU GDPR”); the UK Data Protection Act 2018; the e-Privacy Directive 2002/58/EC (as implemented by countries in the EEA), the UK Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426); the EU GDPR as it forms part of the law of England and Wales by virtue of section 3 of the European Union (Withdrawal) Act 2018, and all implementing regulations and requirements, and other similar Laws; (ii) all other Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions; (iii) each Contract relating to the Processing of Personal Data applicable to the Company; and (iv) each applicable rule, codes of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.

“Disclosure Schedules” has the meaning specified in Section 7.20.

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“Encumbrance” means any lease, sublease, pledge, variance, option, warrant, charge, easement, deed of trust, voting trust, servitude, right of way, encroachment, conditional sale or other title retention agreement, right of first refusal, hypothecation, security interest, mortgage, lien (statutory or otherwise), adverse claim, encumbrance, covenant, condition, reservation, equitable interest, restriction of record, title defect, charge or restriction of any kind (except for restrictions on transfer under the Securities Act and applicable state securities Laws), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future.

“Environmental Laws” means any and all Laws (including the common law) relating to pollution or the protection of the environment, natural resources or health and safety or relating to the use, generation, management, manufacture, processing, treatment, storage, transportation, remediation, cleanup, handling, disposal or Release of, or exposure to, Hazardous Materials.

“Environmental Permits” means all Permits required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company.

“Estimated Cash Consideration” has the meaning specified in Section 2.03.

“Estimated Closing Statement” has the meaning specified in Section 2.03.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Operating Agreement” means that certain Second Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of January 31, 2013, by and among Ferrie, Franzmann and the other parties thereto.

“Expiration Time” has the meaning specified in Section 6.01.

“FCPA” has the meaning specified in Section 3.21(a).

“Flow-Through Tax Returns” has the meaning specified in Section 5.01(b)(i).

“GAAP” means United States generally accepted accounting principles.

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“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its certificate of limited partnership and limited partnership agreement and the “Governing Documents” of a limited liability company are its certificate of formation and operating agreement (or their equivalents based on jurisdiction in each case), together with all other documents setting forth the designation, amount and/or relative rights, limitations and preferences of any equity interests of such Person or otherwise establishing the governance of such Person.

“Governmental Entity” means any international, national, federal, state, provincial, local or municipal government or any political subdivision thereof (wherever located and whether foreign or domestic), any governmental, regulatory, taxing or administrative authority, agency, body, branch, instrumentality or commission, any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, tribunal or other judicial or arbitral body of competent jurisdiction.

“Hazardous Materials” means (i) any chemical, constituent, material, pollutant, contaminant, substance or waste that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; (ii) petroleum or petroleum products; and (iii) radioactive materials, explosives, asbestos or asbestos containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon, and infectious or medical wastes.

“Holdback Stock Consideration” means 70,165 Parent Common Shares.

“Holdback Stock Consideration Issuance Date” has the meaning specified in Section 6.07.

“Illustrative Closing Date Working Capital Statement” means the example calculation of Closing Date Working Capital as of December 31, 2020 set forth in Exhibit A, the dollar amounts contained in which are solely for illustrative purposes.

“Indebtedness” means, as of any time of determination, without duplication, the aggregate indebtedness of the Company, including (i) any obligations under any indebtedness for borrowed money, (ii) any obligations evidenced by any note, bond, debenture or other debt security, (iii) any payment obligations in respect of banker’s acceptances or letters of credit or any other commitment by which a Person assures a financial institution against loss, (iv) any off-balance sheet financing, (v) any obligations with respect to interest rate swaps, collars, caps and similar hedging obligations (including any applicable breakage costs), (vi) in respect of “earn-out” obligations and all other obligations for the deferred and unpaid purchase price of property or services, (vii) any obligation to return or repay (whether before, at or after Closing) loans, subsidies, grants, incentives or other similar payments received by the Company prior to Closing, (viii) any obligations with respect to unfunded pension or deferred compensation (except as otherwise included in the calculation of Transaction Expenses), (ix) any obligations owed to Sellers, Related Persons or Tecknit Shielding Systems (except pursuant to the lease arrangement

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between the Company and Tecknit Shielding Systems with respect to the real property located at 1505 West Third Avenue, Denver, Colorado 80223), (x) any obligations referred to in the foregoing clauses (i) through (ix) of any Person which are either guaranteed or secured by any Encumbrance upon the Company or any of its assets or properties and (xi) accrued and unpaid or declared and unpaid interest of any such foregoing obligation and all premiums, penalties, charges, fees, expenses and other amounts that are or would be due (including with respect to change of control, prepayment or early termination) in connection with the payment and satisfaction in full of such obligations. For the avoidance of doubt, Indebtedness shall not include (A) the amounts of any held checks written, including those against the Company’s UMB Bank (United Bank of Missouri) purchasing card, and (B) long-term warranty obligations.

“Indemnified Party” has the meaning specified in Section 6.05(a).

“Indemnifying Party” has the meaning specified in Section 6.05(a).

“Information Security Program” means a written information security program that complies with Data Protection Requirements, that is reasonable for the size and type of the Company’s operations and that includes: (i) policies and procedures regarding Personal Data, and the Processing thereof; (ii) administrative, technical and physical safeguards that are consistent with industry best practices and designed to protect the security, confidentiality, availability, and integrity of any Personal Data owned, controlled, maintained, held, or Processed by the Company or any third party operating on behalf of or at the direction of the Company; (iii) disaster recovery, business continuity, incident response, data retention and deletion, and security plans, procedures and facilities and (iv) protections against Data Breaches, Malicious Code, and against loss, misuse or unauthorized access to, and disruption of, the Processing of Company Data, the Information Technology Systems and the systems of any third party service providers that Process Company Data or access the Information Technology Systems.

“Information Technology Systems” means all hardware, equipment, electronics, platforms, servers, workstations, interfaces, software, firmware, middleware, data, databases, data communication lines, network and telecommunications equipment, websites and information technology infrastructure, wide area network and other telecommunications or information technology equipment, that are owned, leased by, or licensed to the Company or third party acting on its behalf, or used to Process Company Data in the conduct of the business of the Company.

“Intellectual Property” means any and all intellectual property, industrial or proprietary rights (by whatever name or term known or designated) arising under law or equity, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, as they exist throughout the world and under any international treaties or conventions, including, without limitation: (i) patents and patent applications (including any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof) (collectively, “Patents”), (ii) inventions (whether patentable or not) and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items; (iii) published and unpublished works of authorship, moral rights, copyrights, expressions, designs, and other copyrightable subject matter, including audiovisual works, collective works, computer programs,

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compilations, databases, derivative works, literary works, mask works, and sound recordings, and all registrations, applications for registration and renewals and extensions of such copyrights; (iv) trademarks, service marks, trade names, brand names, trade dress, logos, product designs, and product features, including words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing (collectively, “Trademarks”); (v) internet domain names, whether or not Trademarks, registered in any top-level domain by any authorized private register or Governmental Entity (“Domain Names”) and social media accounts; (vi) rights in utility models and industrial designs, and all applications, registrations and renewals thereof; (vii) proprietary Software; (viii) confidential and proprietary information, trade secrets, and know-how, including confidential processes, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development results and records, inventions, compositions, reports, data, mailing lists, business plans, customer lists, other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (ix) any and all tangible and/or intangible embodiments of any of the foregoing, in any form and in any media; and (x) all causes of action and rights to sue or seek other remedies arising from or relating to any of the foregoing, including for any past or ongoing infringement, misuse or misappropriation.

“Interim Company Financial Statements” has the meaning specified in Section 3.05(a)(i).

“IRS” means the Internal Revenue Service.

“Knowledge of Buyer” or any similar phrase with respect to Buyer means the knowledge, after reasonable and due inquiry, of the individuals set forth on Schedule 1.01(a).

“Knowledge of the Company” or any similar phrase with respect to the Company means the knowledge, after reasonable and due inquiry, of the individuals set forth on Schedule 1.01(b).

“Latest Balance Sheet” has the meaning specified in Section 3.05(a)(i).

“Latest Balance Sheet Date” has the meaning specified in Section 3.05(a)(i).

“Law” means any transnational, supranational, foreign, federal, state or local statute, law, ordinance, regulation, rule, code, agency guidance, Permit, directive, injunction, bylaw, variance, condition, judgment, decree or order enacted, adopted, issued, promulgated or enforced by any Governmental Entity.

“Lease Agreement” has the meaning specified in Section 2.08(i).

“Leased Real Property” has the meaning specified in Section 4.07(b).

“Legal Proceeding” means any claim, action, cause of action, demand, audit, hearing, investigation, inquiry, audit, litigation, suit, citation, summons, subpoena, citation, summons, arbitration or proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

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“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

“Material Adverse Effect” means any event, change, occurrence, circumstance, fact, development or effect that, individually or in the aggregate: (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company, other than any event, change, occurrence, circumstance, fact, development or effect to the extent resulting from (i) general business or economic changes or developments in any of the industries in which the Company operates, (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency) or in general economic, business, regulatory, political or market conditions or in national or international financial markets, (iii) pandemics or governmental orders in response to pandemics, natural disasters or calamities or (iv) changes in any applicable accounting regulations or principles; provided, that in the case of each of the clauses (i) through (iv) set forth above, only to the extent that any such event, change, occurrence, circumstance, fact, development or effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on the Company relative to other companies in the Company’s industry; or (b) has had or would reasonably be expected to have a material adverse effect on the ability of Sellers and their Affiliates to consummate the Transactions

“Material Contract” has the meaning specified in Section 3.09(a).

“Material Customer” has the meaning specified in Section 3.19(b).

“Material Permit” has the meaning specified in Section 3.15(b).

“Material Supplier” has the meaning specified in Section 3.19(a).

“Nasdaq” means The Nasdaq Global Market.

“Noncompetition Period” has the meaning specified in Section 5.03.

“Notice Period” has the meaning specified in Section 2.04(b).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, approval, declaration, stipulation, settlement, determination, verdict or award of or entered by a Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, actions that are consistent with the past practices of such Person and taken in the ordinary course of the normal day-to-day operations of such Person.

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Parent Capitalization Date” has the meaning specified in Section 4.04(a).

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“Parent Common Shares” means the shares of common stock, no par value, of Parent.

“Parent Equity Awards” means, collectively, Parent Options, Parent Warrants and Parent RSUs.

“Parent Option” means any outstanding option to purchase Parent Common Shares granted under any applicable Parent Plan.

“Parent Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Buyer or any of its Affiliates for the benefit of their employees.

“Parent Preferred Shares” means the shares of preferred stock, no par value, of Parent.

“Parent RSU” means any outstanding restricted stock unit granted under any applicable Parent Plan.

“Parent SEC Reports” has the meaning specified in Section 4.07.

“Parent Warrant” means any outstanding warrant to purchase Parent Common Shares granted under any applicable Parent Plan or otherwise.

“Party” or “Parties” has the meaning specified in the first paragraph of this Agreement.

“Payoff Indebtedness” has the meaning specified in Section 2.07(c).

“Payoff Letters” has the meaning specified in Section 2.07(c).

“Permit” has the meaning specified in Section 3.15(b).

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable as of the Closing Date or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company, in each case, provided appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, for which adequate accruals or reserves have been established; (c) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Leased Real Property that are not violated by the use and operation as of the date hereof or the proposed use of the Leased Real Property; and (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property that do not detract from the value or materially impair the occupancy or use of the Leased Real Property for the purposes for which it is used as of the date hereof or proposed to be used in connection with the Company’s business.

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“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Personal Data” means any relating to or reasonably capable of being associated with an identified or identifiable person, device or household, including (i) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier; (ii) any information that is combined with any of the types of information listed above, or that is linked to, reasonably linkable to, or allows the identification of a natural person; (iii) any data that, if it were subject to a Data Breach, would require notification under Data Protection Requirements, or any other piece of information that allows the identification of a natural person; and (iv) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Data Protection Requirements.

“Preliminary Cash Consideration” has the meaning specified in Section 2.04(a)(i).

“Privileged Communications” has the meaning specified in Section 7.22.

“Processing”, “Process” or “Processed”, with respect to data, means any collection, access, acquisition, storage, protection, use, re-use, recording, maintenance, operation, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by any applicable Privacy Rule) of such data (including any Company Data).

“Property Taxes” has the meaning specified in Section 5.01(a)(ii).

“Purchase Price” has the meaning specified in Section 2.02.

“Real Property Leases” means all leases, subleases, licenses, concessions and other Contracts applicable to the Leased Real Property, and any ancillary documents pertaining thereto, including, for example, amendments, modifications, supplements, exhibits, schedules, addenda, restatements, guarantees, estoppels and subordination, non-disturbance and attornment agreements thereto and thereof.

“Registered Intellectual Property” has the meaning specified in Section 3.10(b).

“Registration Statement” has the meaning specified in Section 5.08(c).

“Related Person” has the meaning specified in Section 3.17(a).

“Related Person Contract” has the meaning specified in Section 3.17(a).

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“Relative” means, with respect to any Person, any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, or groundwater.

“Released Claims” has the meaning specified in Section 5.04.

“Releasee” has the meaning specified in Section 5.04.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Restricted Party” has the meaning specified in Section 3.21(e).

“Retained Amount” has the meaning specified in Section 6.07.

“Sale Engagement” has the meaning specified in Section 7.22.

“Sanctioned Countries” has the meaning specified in Section 3.21(e).

“Schedule” has the meaning specified in Section 7.20.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Counsel” has the meaning specified in Section 7.22.

“Seller Environmental Representations” means the representations and warranties set forth in Section 3.16.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03(a)(i), Section 3.04, Section 3.20 and Section 3.26.

“Seller Indemnitees” means the following Persons: (a) Sellers; (b) Sellers’ Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and permitted assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above; provided, however, that the Company shall not be deemed to be a “Seller Indemnitee.”

“Seller Representative” has the meaning specified in Section 7.03(a).

“Seller Specified Party” has the meaning specified in Section 5.08(f).

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“Sellers” has the meaning specified in the first paragraph of this Agreement.

“Series A Convertible Preferred Shares” means the shares of 2% Series A Convertible Preferred Stock, no par value, of Parent.

“Series B Convertible Preferred Shares” means the shares of 0% Series B Convertible Preferred Stock, no par value, of Parent.

“Software” means computer software, computer programs, applications, utilities, development tools, diagnostics, databases or collections of data or information, and embedded systems, in any form or medium, including source code, object code, executable code, firmware, files, development tools, user interfaces, application program interfaces (APIs), data models or structures, algorithms, system architectures, subroutines, techniques, and documentation and manuals related thereto.

“Stock Consideration” means 715,413 Parent Common Shares.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subject Materials” has the meaning specified in Section 6.05(c).

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Suspension” has the meaning specified in Section 5.08(e).

“Tail Policy” has the meaning specified in Section 2.08(e).

“Tax” or “Taxes” means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, real property, personal property, production, sales, use, license, excise, franchise, estimated, capital, documentary, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), unclaimed property, escheat payments, imputed underpayments (as determined in accordance with Code Section 6225 and any corresponding provisions of state or local law) or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together

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with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement, as a result of being a transferee or successor, or by contract or otherwise.

“Tax Returns” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tecknit Shielding Systems” means Tecknit Shielding Systems, Inc., a Colorado corporation.

“Third Party Claim” has the meaning specified in Section 6.05(a).

“Trade Control Law” means all export control, economic sanctions, import, customs and anti-boycott laws, regulations, and executive orders, as well as any licenses or authorizations issued thereunder, of the United States and any other government, specifically including: (a) the Export Administration Regulations administered by the U.S. Department of Commerce; (b) the International Traffic in Arms Regulations administered by the U.S. Department of State; (c) the International Emergency Economic Powers Act, the Trading with the Enemy Act, and sanctions, embargoes and restrictions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control; (d) the Foreign Trade Regulations administered by the U.S. Department of Commerce’s Bureau of Census, (e) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, and (f) the customs and import laws administered by the U.S. Department of Homeland Security’s Customs and Border Protection.

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property”.

“Trademarks” has the meaning specified in the definition of “Intellectual Property”.

“Transaction Documents” means, collectively, this Agreement, the Employment Agreements, the Consulting Agreements, the Lease Agreement and all of the other certificates, instruments and agreements required to be delivered by any of the Parties at the Closing.

“Transaction Expenses” means all of the fees, costs, expenses, payments and liabilities of the Company incident to the negotiation and preparation of this Agreement and the other Transactions Documents and the performance and compliance with all agreements, obligations and conditions contained herein to be performed or complied with, including (a) any brokerage fees, commissions, finders’ fees or financial advisory fees and related costs and expenses, (b) any fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and other third party fees, (c) any severance payments, transaction bonuses, discretionary bonuses, change in control payments, retention payments and other compensatory payments and any other similar payments triggered or accelerated as a result of the entry into this Agreement and the other Transaction Documents or in connection with the

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Transactions (whether alone or in combination with any other event or circumstance), including all amounts payable under the Ferrie Franzmann Industries, LLC Equity Appreciation Payment Plan and the Ferrie Franzmann Industries, LLC Equity Appreciation Bonus Plan (in each case, including the employer’s share of any payroll Taxes related thereto), (d) the bonuses and other compensatory payments set forth in Schedule 1.01(c), (e) any premiums and other expenses with respect to the Tail Policy, (f) any fees, costs, expenses, payments and liabilities of Sellers incident to the negotiation and preparation of this Agreement and the other Transactions Documents and the performance and compliance with all agreements, obligations and conditions contained herein to be performed or complied with and (g) other costs and expenses associated with any of the foregoing.

“Transactions” has the meaning specified in Section 2.01.

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

“Units” has the meaning specified in the recitals of this Agreement.

“Updated Financial Statements” has the meaning specified in Section 5.07.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, as amended and any similar applicable Laws.

“Working Capital Lower Target” means $2,400,000.

“Working Capital Upper Target” means $3,600,000.

1.02       Other Definitional Provisions.

(a)       Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)       Successor Laws. Any reference to any particular Code section or Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(c)       Made Available. The words “made available to Buyer” (or any phrase of similar import) shall mean uploaded to the online data site, Project Electrode Virtual Data Room, hosted on Intralinks, and made accessible to Buyer and its representatives no later than 5:00 p.m. (New York time), two (2) days prior to the date hereof (and which electronic copies of such online data site as of the date hereof shall be provided to Buyer for its records as soon as reasonably practicable following the Closing).

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Article II
PURCHASE AND SALE OF INTERESTS; CLOSING

2.01       Purchase and Sale of the Interests. Upon the terms set forth in this Agreement, at the Closing, Sellers shall sell, transfer and deliver to Buyer, free and clear of any Encumbrances, and Buyer shall purchase and receive from Sellers, the Interests. Such purchase and sale of the Interests is referred to herein as the “Acquisition”. The Acquisition and the other transactions contemplated by this Agreement and the Transaction Documents are referred to herein as the “Transactions”.

2.02    Purchase Price. The aggregate purchase price for the Interests (the “Purchase Price”) shall be equal to the sum of (a) the Cash Consideration and (b) the Stock Consideration.

2.03       Estimated Closing Statement. At least two (2) Business Days prior to the Closing Date, the Seller Representative delivered to Buyer a written statement (the “Estimated Closing Statement”) prepared in good faith in accordance GAAP, setting forth a good faith estimate of the Cash Consideration (the “Estimated Cash Consideration”) based upon the most recent reasonably ascertainable financial information of the Company (which estimate shall set forth the various components of the Cash Consideration), together with wire transfer and other instructions for the payment of the Estimated Cash Consideration and the Closing Stock Consideration at Closing. The Estimated Cash Consideration was subject to approval by Buyer; provided that, for the avoidance of doubt, the approval by Buyer of the Estimated Cash Consideration shall in no way obligate Buyer to use any of the same numbers or figures in connection with the calculations and materials to be delivered pursuant to Section 2.04.

2.04       Determination of Cash Consideration.

(a)       As promptly as reasonably practicable (but not later than ninety (90) days) following the Closing Date, Buyer shall:

(i)        determine the Cash Consideration in accordance with the provisions of this Agreement (such Cash Consideration as determined by Buyer, the “Preliminary Cash Consideration”); and

(ii)         deliver to the Seller Representative a statement setting forth the Preliminary Cash Consideration and each component thereof in reasonable detail (the “Closing Statement”).

(b)       Within thirty (30) days after the date on which the Seller Representative receives the Closing Statement (the “Notice Period”), the Seller Representative may deliver to Buyer a written certificate setting forth Sellers’ objections to the Preliminary Cash Consideration, together with a summary of the reasons therefor and calculations which Sellers claim are necessary to eliminate such objections, in each case in reasonable detail. The only objections that may be set forth in such certificate pursuant to this Section 2.04(b) are (i) those that relate to any claimed inconsistencies between the principles used in the preparation of the Closing Statement, on the one hand, and the terms of this Agreement or

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GAAP, on the other hand, and (ii) claims of errors in mathematical computation. If the Seller Representative does not so object within the Notice Period, the Preliminary Cash Consideration shall be deemed final and binding as Cash Consideration for purposes of this Agreement (but shall not limit the representations, warranties, covenants and agreements of the parties hereto set forth in this Agreement).

(c)    If the Seller Representative objects within the Notice Period in accordance with Section 2.04(b), Buyer and the Seller Representative shall use their reasonable best efforts in good faith to resolve by written agreement any objections properly raised by the Seller Representative pursuant to Preliminary Cash Consideration as to the Preliminary Cash Consideration (the “Agreed Adjustments”) and, if the Seller Representative and Buyer so resolve any such differences, the Preliminary Cash Consideration, as adjusted by the Agreed Adjustments, shall be deemed final and binding as the Cash Consideration for purposes of this Agreement (but shall not limit the representations, warranties, covenants and agreements of the parties hereto set forth in this Agreement).

(d)       If any objections raised by the Seller Representative in accordance with Section 2.04(b) are not so resolved within thirty (30) days after the date on which Buyer receives the written certificate setting forth the objections of the Seller Representative in accordance with Section 2.04(b), then Buyer and the Seller Representative shall submit such objections that are then unresolved to PricewaterhouseCoopers (or, if such accounting firm shall decline or is unable to act, to such other national accounting firm reasonably acceptable to both the Seller Representative and Buyer) (the “Accounting Firm”), which shall be directed by Buyer and the Seller Representative to resolve such unresolved objections acting as an expert and not as an arbitrator (based solely on the presentations by Buyer and by the Seller Representative as to whether any such disputed matter had been determined in a manner consistent with the terms of this Agreement and GAAP or contained errors in mathematical computation) as promptly as reasonably practicable and to deliver written notice to each of Buyer and the Seller Representative setting forth the Accounting Firm’s resolution of such disputed matters. The Accounting Firm’s resolution of any such disputed matter shall be an amount between or equal to Buyer’s position in the Closing Statement and the Sellers’ position in the objections raised in accordance with Section 2.04(b). The Preliminary Cash Consideration, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be deemed final and binding as the Cash Consideration for purposes of this Agreement, absent manifest error of the Accounting Firm (but shall not limit the representations, warranties, covenants and agreements of the parties hereto set forth in this Agreement).

(e)       Buyer and the Seller Representative shall make available to Buyer, the Seller Representative and the Accounting Firm, as applicable, such relevant books, records and other information (including work papers) that are reasonably related to the determination of the Preliminary Cash Consideration and any objections thereto as any of the foregoing may reasonably request to prepare or review the Preliminary Cash Consideration or any objections thereto or any matters submitted to the Accounting Firm. The fees and expenses of the Accounting Firm in connection with this Section 2.04 shall be paid by each of Buyer, on the one hand, and Sellers, on the other hand, in proportion to the aggregate dollar amount of disputed items properly submitted to the Accounting firm and unsuccessfully contested by such Party divided by the aggregate dollar amount of disputed items properly submitted to the Accounting Firm.

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2.05       Payment of Cash Consideration Adjustment. Promptly (but not later than three (3) Business Days) after the final determination of the Cash Consideration pursuant to Section 2.04:

(a)       if the Cash Consideration is greater than the Estimated Cash Consideration, Buyer shall pay, or cause to be paid, to Sellers an amount in cash equal to the excess of the Cash Consideration over the Estimated Cash Consideration, by wire transfer of immediately available funds pursuant to instructions furnished by the Seller Representative in writing prior thereto; or

(b)       if the Estimated Cash Consideration is greater than the Cash Consideration, Sellers shall pay to Buyer an amount in cash equal to the excess of the Estimated Cash Consideration over the Cash Consideration, by wire transfer of immediately available funds pursuant to instructions furnished by Buyer in writing prior thereto.

2.06       Closing Date. The closing of the Acquisition (the “Closing”) shall occur by electronic exchange of documents at 9:00 a.m. (New York time) on the date hereof or as otherwise mutually agreed to by the Parties in writing (the “Closing Date”).

2.07       Closing Payments.

(a)       At the Closing, (i) Buyer shall cause Parent to issue to Sellers, pro rata based on the percentages set forth in Exhibit B, the Closing Stock Consideration in non-certificated book-entry form and (ii) Buyer shall pay, or cause to be paid, to Sellers, pro rata based on the percentages set forth in Exhibit B, the Estimated Cash Consideration by wire transfer of immediately available funds, in each case in accordance with the wire transfer and other instructions delivered by the Seller Representative in accordance with Section 2.04.

(b)       At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Company, all Transaction Expenses by wire transfer of immediately available funds to the applicable payees. Any Taxes required to be withheld or paid by the Company in connection with the payment of any Transaction Expenses or Indebtedness at Closing (including the employer’s share of any payroll taxes included in the definition of Transaction Expenses), shall be paid to the Company for timely deposit with the appropriate Governmental Entities.

(c)       At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Company, to the applicable payees the amounts required to pay off and satisfy the Indebtedness set forth in Schedule 2.07(c) in full as of the Closing and to terminate and release any and all claims on any equity interests or assets or rights of the Company, in accordance with and as evidenced by payoff letters together with any UCC Financing Statements or other applicable documents related to such release of Encumbrances, in each case in form and substance reasonably satisfactory to Buyer (“Payoff Letters”), executed by such payees and delivered to Buyer prior to the Closing.

2.08       Closing Date Deliveries of Sellers and the Company. At the Closing, Sellers shall deliver or cause to be delivered to Buyer:

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(a)       an instrument of transfer with respect to all of the Interests, in form and substance reasonably satisfactory to Buyer, duly executed by each Seller;

(b)       a certificate of a manager of the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to Buyer, certifying and attaching: (i) the Governing Documents of the Company, (ii) a “good standing” certificate with respect to the Company, certified by the Secretary of State of the State of Colorado within five (5) Business Days before the Closing Date and (iii) the resolutions adopted by the members and the managers of the Company to waive such members’ and the Company’s rights to purchase any of the Interests in connection with this Agreement and the Transactions;

(c)       written resignations of the managers and officers and of the Company as have been requested by Buyer prior to the Closing, effective as the Closing Date, in form and substance reasonably satisfactory to Buyer (which resignations shall not constitute a termination of employment), duly executed by such managers and officers of the Company;

(d)       IRS Forms W-9 duly executed by each Seller and upon which Buyer may rely to avoid any withholding of Tax from payments made hereunder under Sections 1445 and 1446(f) of the Code;

(e)       evidence the Company has obtained and fully paid the premiums for a “tail” directors’ and officers’ liability insurance policy (the “Tail Policy”), in form, substance and amount substantially equivalent to the Company’s existing directors’ and officers’ liability insurance, sufficient to cover the Company’s obligations, during the six (6) year period following the Closing Date, for the indemnification, advancement of expenses and exculpation of current and former managers and officers for any occurrence prior to the Closing;

(f)       employment agreements, dated as of the Closing Date, among the individuals set forth on Schedule 2.08(f), the Company and Parent, in form and substance reasonably satisfactory to Buyer, duly executed by the individuals set forth on Schedule 2.08(f) (collectively, the “Employment Agreements”);

(g)       consulting agreements, dated as of the Closing Date, between the individuals set forth on Schedule 2.08(g), the Company and Parent, in form and substance reasonably satisfactory to Buyer, duly executed by the individuals set forth on Schedule 2.08(g) (the “Consulting Agreements”);

(h)       a lease agreement, dated as of the Closing Date, between the Company and Tecknit Shielding Systems, for the real property located at 1505 West Third Avenue, Denver, Colorado 80223, in form and substance reasonably satisfactory to Buyer, duly executed by the Company and Tecknit Shielding Systems (the “Lease Agreement”);

(i)        termination of all Related Person Contracts, if any, in form and substance reasonably satisfactory to Buyer, duly executed by the appropriate Persons;

(j)         the Payoff Letters, duly executed by the applicable payees;

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(k)       releases of any and all liens on or in any of the equity interests and assets of the Company, if any, including Uniform Commercial Code termination statements, in form and substance reasonably satisfactory to Buyer; and

(l)        such other instruments as may be reasonably required to give effect to the Transactions, in each case in form and substance reasonably satisfactory to Buyer.

2.09       Stock Consideration. By reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Sellers’ representations and warranties as expressed herein, Sellers understand that the Stock Consideration has not been registered under the Securities Act. Sellers understand that the Stock Consideration will consist of “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Sellers must hold the Stock Consideration indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Sellers further acknowledge that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Stock Consideration and on requirements relating to Parent which are outside of Parent’s control, and which, except as expressly set forth herein, Parent and Buyer under no obligation, and may not be able to, satisfy.

2.10       Holdback Stock Consideration.

(a)       Notwithstanding anything to the contrary contained in this Agreement, at the Closing, Buyer shall withhold from the Purchase Price payable pursuant hereto and not cause to be issued by Parent the Holdback Stock Consideration, as an amount to secure Sellers’ indemnification obligations pursuant to this Section 2.10, Section 5.01, Section 5.08 and Article VI of this Agreement. The Holdback Stock Consideration shall be withheld by Buyer and caused to be issued by Parent solely for the purposes and in accordance with the terms of this Agreement.

(b)       In the event that Parent, at any time or from time to time between the Closing Date and the date on which any remaining Holdback Stock Consideration is issued to Sellers pursuant to Section 6.07, declares or pays any dividend on Parent Common Shares payable in Parent Common Shares or in any right to acquire Parent Common Shares, or effects a subdivision of the outstanding Parent Common Shares into a greater number of Parent Common Shares, or in the event the outstanding Parent Common Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Parent Common Shares, or a record date with respect to any of the foregoing shall occur during such period, then the number of Parent Common Shares constituting the Holdback Stock Consideration shall be appropriately adjusted.

2.11       Withholding. Notwithstanding any provision contained herein to the contrary, Buyer, and effective upon the Closing, the Company, and any of their respective agents, will be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such

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payment under any provision of Tax Law. If any amount is so withheld, such amount will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants to Buyer, as of the Closing Date (and with respect to Section 3.26 only, each Seller also represents and warrants to Buyer as of the date any Holdback Stock Consideration is issued to such Seller), as follows:

3.01       Existence and Good Standing; Books and Records.

(a)       The Company is duly organized, validly existing and in good standing under the Laws of the State of Colorado. The Company has all requisite limited liability company power and full authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted. The Company is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to, individually or in the aggregate, adversely affect the Company in any material respect. Sellers have made available to Buyer an accurate and complete copy of each Governing Document of the Company, in each case, as in effect as of the date of this Agreement. Such Governing Documents are in full force and effect. The Company has not been dissolved or wound up and there are no reasons that would justify an administrative cancellation of the Company.

(b)       There has been no violation of any of the provisions of any Governing Document of the Company, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s stockholders or members, board of managers (or other similar body) or any committee of the board of managers (or other similar body). All officers, managers and directors (or equivalent thereof) of the Company have been duly elected or appointed and all former officers, managers or directors (or equivalent thereof) of the Company have been duly dismissed or removed, in each case in accordance with the Company’s Governing Documents and all applicable Laws. The stock certificate and transfer books and the minute books of the Company, all of which have been made available to Buyer before the date hereof, are true and complete, and have been maintained in accordance with all applicable Laws. At the Closing, all such books will be in the possession of the Company. There are no outstanding powers of attorney executed by or on behalf of the Company.

3.02       Power and Authority; Enforceability. Each Seller is competent and has the authority to enter into and perform his obligations under this Agreement and all other Transaction Documents to which he is a party, and to consummate the Transactions. Assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement and each of the other Transaction Documents to which each Seller is a party constitutes the valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

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3.03       No Violations; Required Filings and Consents.

(a)       The execution and delivery of this Agreement by the Sellers and the execution and delivery of the other Transaction Documents to which a Seller or any Affiliate of Sellers is a party does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by the Sellers and the consummation of the Transactions by the Sellers and their Affiliates will not (with or without notice or passage of time, or both) conflict with, result in any breach of, constitute a default under or an event creating rights of acceleration, amendment, modification, termination, cancellation or loss or diminution of rights under, give rise to a right to challenge the Transactions or to a loss of a material benefit, result in a payment of additional fees, result in a violation of, result in the creation of any Encumbrance under any assets of the Company or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or other third party, under:

(i)         the Governing Documents of the Company;

(ii)         any Law or Order applicable to the Company or by which any property or asset of the Company is bound or affected; or

(iii)        any Material Contract or Material Permit.

(b)       Neither the Company nor any Seller or any Affiliate of Sellers is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or any other Transaction Documents to which any Seller or any Affiliate of Sellers is a party or the consummation of the Transactions and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by or with respect to any Seller or any Affiliate of Sellers or the Company in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which any Seller or any Affiliate of Sellers is a party or the consummation of the Transactions or the ownership by Buyer of the Company following the Closing.

(c)       Neither the consummation of the Transactions nor the negotiation, execution, delivery or performance of this Agreement or the Transaction Documents will result in Buyer or its Affiliates, or the Company, being bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other restriction on or modification of the current or contemplated operation or scope of its business, which that Person was not bound by or subject to prior to Closing.

3.04       Capitalization; Subsidiaries.

(a)       The authorized equity securities of the Company consist of Units. Except for the Interests, there are no membership interests or other equity securities of the Company or securities containing equity features issued, reserved for issuance or outstanding. The Interests were duly authorized and validly issued and are fully paid and

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non-assessable. Sellers own all of the Interests, free and clear of all Encumbrances. Except for the Interests and as set forth on Schedule 3.04(a), there are no outstanding, issued or authorized obligations, options, warrants, convertible securities, equity appreciation rights, profit interests, capital stock, membership interests, rights, or other agreements, arrangements or commitments of any kind relating to, or based upon the economic value of, the equity interests of the Company or obligating the Company to issue or sell any equity interests, or any other interest in, the Company. There are no outstanding contractual or other obligations of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting, issuance or transfer of any of the equity interests of the Company. No payments, refunds or distributions in breach of applicable Law have been made by the Company to any of the members of the Company.

(b)       Each Seller has good and valid title to the Interests set forth next to such Seller’s name on Exhibit B, free and clear of all Encumbrances. Upon the Closing, good and valid title to the Interests will pass to Buyer, free and clear of any Encumbrances (other than those arising out of acts of Buyer or its Affiliates). Other than this Agreement, such Interests are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Interests. No transfer Taxes are due as a result of the Acquisition.

(c)       The Company does not have any Subsidiaries. There are no shares of capital stock, equity interests, partnership interests, joint venture interests and other equity interests in any Person owned, directly or indirectly, by the Company.

3.05       Financial Statements and Other Financial Matters; No Undisclosed Liabilities; Controls.

(a)       Set forth in Schedule 3.05 are the following financial statements (collectively, the “Company Financial Statements”):

(i)        the internally-prepared balance sheet of the Company on a standalone basis as of October 31, 2021 (such balance sheet, the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”), and the related statements of income, members’ equity and cash flows for the ten-month period then ended (the “Interim Company Financial Statements”);

(ii)        the audited combined balance sheet of the Company and Tecknit Shielding Systems as of each of December 31, 2020, and December 31, 2019, and the related statements of income, members’ and stockholders’ equity and cash flows for the years then ended; and

(iii)      the internally-prepared balance sheet of the Company on a standalone basis as of each of December 31, 2020, and December 31, 2019, and the related statements of income, members’ equity and cash flows for the years then ended.

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(b)       The Company Financial Statements have been prepared on a consistent basis with the Company’s past practices in accordance with GAAP applied on a consistent basis throughout the periods involved, and fairly present in all material respects the financial condition and results of operations, cash flows and changes in stockholders’ equity of the Company at the respective dates and for the respective periods described above, subject to the absence of explanatory footnote disclosures and, in the case of the Interim Company Financial Statements, year-end adjustments required by GAAP, none of which are, or would be, material. Since December 31, 2019, the Company has not changed its accounting policies, principles, methods or practices in any material respect, and all of such policies, principles, methods and practices are in accordance with GAAP.

(c)       The Company has (i) maintained systems of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements and (ii) implemented disclosure controls and procedures designed to ensure that material information is made known to the management of the Company by others within the Company.

(d)       The Company does not have any debts, obligations or liabilities (whether accrued, absolute, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, contingent or otherwise), other than any such debts, obligations or liabilities (i) incurred in the Ordinary Course of Business since the Latest Balance Sheet Date (none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of law) or (ii) specifically reflected or reserved against on the Interim Company Financial Statements.

(e)       The Company has no Indebtedness other than set forth on Schedule 3.05(e).

(f)       Schedule 3.05(f) provides the following information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution: (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; (iii) the type of account; and (iv) the names of all Persons who are authorized to: (A) sign checks or other documents with respect to such account; (B) access such account, view the account balance and view the transactions with respect to such account, including all Persons with online and remote access; and (C) input or release payments from such account.

(g)       Schedule 3.05(g) sets forth all loans, relief or benefits made available under any COVID-19 Relief Law that the Company has applied for, claimed or obtained. All loans or payments received by the Company under the CARES Act or similar Laws have been forgiven by the United States Small Business Administration in their entirety and the Company has no remaining obligations with respect to such loans or payments.

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3.06       Absence of Certain Changes. During the period from December 31, 2020 to the date hereof, except as set forth in Schedule 3.06, the Company has conducted its business in the Ordinary Course of Business and:

(a)       there has not been a Material Adverse Effect;

(b)       no material damage or casualty to, or destruction or loss, of any of the assets of the Company has occurred;

(c)       the Company has not:

(i)        issued, sold or delivered any equity securities or issued or sold any securities convertible into, or options or other rights with respect to, or warrants to purchase or rights to subscribe for, any of the Company’s equity securities;

(ii)         recapitalized, reclassified, combined, split, subdivided, repurchased or redeemed, declared, accrued, set aside, purchased or otherwise acquired or otherwise made any change in, directly or indirectly, the Company’s equity interests or made any other change with respect to the Company’s capital structure;

(iii)       amended its Governing Documents;

(iv)       created any Subsidiary;

(v)       incurred any Indebtedness;

(vi)      (A) sold, licensed, assigned or transferred any material assets or (B) mortgaged, encumbered, pledged, or imposed any Encumbrance upon any of its assets (other than Permitted Liens);

(vii)       adopted a plan of complete or partial liquidation, dissolution, merger or consolidation of the Company;

(viii)     sold, assigned, transferred, exclusively licensed, abandoned, cancelled or permitted to lapse any material Intellectual Property, or otherwise sold, assigned or licensed any Intellectual Property outside the Ordinary Course of Business;

(ix)        waived or released any material rights or claims under any Material Contract;

(x)       directly or indirectly, merged with or into, consolidated with or acquired any material asset out of the ordinary course of, made any capital contributions to, or investments in, or any advance or loan to, or acquired the securities of, any other Person;

(xi)        made any capital expenditures or commitments therefor in excess of $100,000;

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(xii)       made any change in any method of accounting or accounting practice or policy other than as required by changes in Law or GAAP;

(xiii)    entered into any transaction with any of its members, managers, officers or employees or Tecknit Shielding Systems outside the Ordinary Course of Business;

(xiv)    under the terms set forth in any Company Employee Benefit Plan as of the Last Balance Sheet Date, (i) increased salaries, bonuses or other compensation or remuneration and benefits payable by the Company to any of its employees, officers, directors or other service providers, other than (A) in the Ordinary Course of Business and (B) with respect to Persons with annual compensation of less than $75,000 either before or after such increase; (ii) increased the benefits provided to any Person under any Company Employee Benefit Plan, other than as required by Law; (iii) hired or engaged the services of any Person other than to replace a Person whose employment or engagement was terminated within a reasonable period of time prior to such replacement; or (iv) terminated or amended any Company Employee Benefit Plan or adopted any Company Employee Benefit Plan, other than as required by Law;

(xv)       settled any Legal Proceeding;

(xvi)    canceled any material third-party indebtedness owed to the Company;

(xvii)   recognized any labor union or entered into, modified, or amended any collective bargaining agreement or engaged in any communications with any labor union regarding any Party’s anticipated actions on or after the Closing with respect to such union;

(xviii)  prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, made any election to cause the Company to be classified as an entity other than a partnership for U.S. federal income tax purposes, filed any amended Tax Return, settled or otherwise compromised any claim relating to Taxes, entered into any closing agreement or similar agreement relating to Taxes, otherwise settled any dispute relating to Taxes, surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, or requested any ruling or similar guidance with respect to Taxes; or

(xix)   agreed, whether orally or in writing, to do any of the foregoing, or agreed, whether orally or in writing, to any action or omission that would result in any of the foregoing.

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3.07       Real Property.

(a)       The Company does not own and has never owned any real property. The Company is not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property.

(b)        Schedule 3.07(b) is a true and complete list of all real property in which the Company owns a leasehold or subleasehold interest or holds a valid right to occupy or use any real property, including by way of oral Contracts (the “Leased Real Property”) and a complete and correct list of the Real Property Leases applicable thereto. A true and complete copy of each of the Real Property Leases, has been delivered to Buyer and none of the Real Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. All of the Real Property Leases have been duly executed by the Company in accordance with, and are effective under, all applicable Laws and were entered into on arm’s length and market terms. There is not, and the entry into the Real Property Leases did not result in, a conflict of interest between the parties to any of the Real Property Leases under the Real Property Leases. The title in and to the leasehold or subleasehold interests in or valid rights to occupy or use the Leased Real Property of the Company is free and clear of any Encumbrances, except for Permitted Liens. Each of the Real Property Leases is in full force and effect and the Company holds valid and existing leasehold or subleasehold interests thereunder for the term thereof. The Company has not previously assigned its interest or pledged or granted any other security interest in any of the Real Property Leases. No event or circumstance has occurred or exists which, if not remedied, would, either with or without notice or the passage of time or both, reasonably be expected to constitute a material breach or default by the Company, or permit the termination, modification or acceleration of rent under, any Real Property Lease.

(c)       The Leased Real Property constitutes all of the material real property used in the conduct of the business as conducted by the Company. There are no leases, subleases, leases, occupancy agreements or other agreements, (other than the Real Property Leases) granting to any Person the right of use or occupancy of any Leased Real Property. True and complete copies of the most recent title policies or commitments (and underlying documents), surveys, appraisals, zoning reports, SNDAs and estoppels with respect to the Leased Real Property in the Company’s possession have been made available to Buyer.

(d)       With respect to each parcel of Leased Real Property:

(i)       to the Knowledge of the Company none of the buildings, structures, improvements or appurtenances thereon are located outside of the boundary lines of such land, contravenes any setback requirement, zoning ordinance or other administrative regulation (whether or not permitted because of prior non-conforming use), encroaches on any easement which may burden the land or violates any restrictive covenant or any provision of any Law;

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(ii)     there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings, lawsuits or administrative actions relating thereto, or other matters materially and adversely affecting the use, occupancy, or value thereof; and

(iii)     to the Knowledge of the Company such parcel has access, sufficient for the conduct of the business as conducted by the Company, to public roads and to all utilities used in the operation of the business at that location.

3.08       Tax Matters. Except as set forth in Schedule 3.08:

(a)       all Taxes (whether or not shown on any Tax Return) of the Company, or for which the Company may otherwise be liable, have been timely paid;

(b)       all Tax Returns required to have been filed by or with respect to the Company have been timely filed, and all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to the Company for the periods covered thereby;

(c)       no extension of time within which to file any Tax Return required to have been filed by or with respect to the Company is in effect;

(d)       no waiver of any statute of limitations relating to Taxes for which the Company may be liable is in effect, and no written request for such a waiver is outstanding;

(e)       there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company or for which the Company may otherwise be liable;

(f)       no Governmental Entity of a taxing jurisdiction (whether within or without the United States) in which the Company has not filed a particular type of Tax Return or paid a particular type of Tax has asserted in writing that the Company is required to file such Tax Return or pay such type of Tax in such taxing jurisdiction;

(g)       all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in Section 3.08(b) have been paid in full or otherwise finally resolved;

(h)       there are no Tax rulings, requests for rulings, or closing agreements relating to Taxes of the Company, or for which the Company may otherwise be liable, that could affect the Company’s liability for Taxes for any taxable period ending after the Closing Date;

(i)        the Company will not be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, the receipt of any prepaid amount, in each case prior to Closing;

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(j)         there are no liens for Taxes upon the assets of the Company except Permitted Liens;

(k)       all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity;

(l)        the Company has never been a member of any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) or any other group of entities filing Tax Returns on a combined, consolidated, unitary or similar basis, and the Company presently does not have and has not had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity;

(m)       the Company has no liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), under any agreement or arrangement, as a transferee or successor, or by contract or otherwise;

(n)       the Company has not participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2) and, with respect to each transaction in which the Company has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law;

(o)       At all times since the Company’s date of formation, (i) the Company has been classified as a partnership or disregarded entity for U.S. federal income tax purposes and (ii) neither the Company nor any of the Sellers has made any election, filed any Tax Return, or otherwise taken any position for U.S. federal income tax purposes inconsistent with such classification; the Company has never had a permanent establishment in any country other than the United States; and

(p)       there are no Tax credits, grants or similar amounts previously received by the Company (or by the Sellers on account of their ownership of the Company) that are or could be subject to clawback or recapture from the Company as a result of (1) the Transactions or (2) a failure by the Company or the Sellers to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned;

3.09       Contracts.

(a)       Schedule 3.09(a) sets forth a correct and complete list of the following Contracts to which the Company is a party or bound as of the date hereof, other than those that have terminated or have been fully performed in accordance with their terms (each, as amended to date, which amendments are set forth on Schedule 3.09(a), and together with each Real Property Lease for the Leased Real Property and each Contract required to be set forth on Schedule 3.10(b) and Schedule 3.17(a), but excluding each Company Employee Benefit Plan required to be set forth on Schedule 3.13(a), a “Material Contract”):

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(i)        each lease or agreement under which the Company is lessee of, or holds or operates any personal property owned by any other party;

(ii)         each Contract with a Material Supplier;

(iii)       each Contract with a Material Customer;

(iv)     each Contract or group of related Contracts (A) that involves future payments, performance or services or delivery of goods or materials to or by the Company of any amount or value reasonably expected to exceed $250,000 in the 2021 fiscal year, or (B) with a term of one (1) year or more following the Closing Date that is not subject to termination, in the sole discretion of the Company, upon not more than sixty (60) days’ notice with no termination fee;

(v)       each Contract requiring or providing for any capital expenditure in excess of $50,000;

(vi)        each Contract that creates or relates to any joint venture, partnership, research or development, strategic alliance, licensing arrangement or any sharing of revenues, profits, losses, costs or liabilities or similar arrangement;

(vii)       each Related Person Contract;

(viii)   each Contract that imposes any restriction on the ability of the Company, including Contracts that restrict in any capacity the Company from competing in any line of business, in any field of use or in any geographic area or that restricts the Company’s ability to solicit or hire any person as an employee or independent contractor;

(ix)     each Contract under which the Company has made advances or loans to another Person, other than with respect to employee advances for business expenses in the Ordinary Course of Business;

(x)       each Contract relating to the incurrence, assumption or guarantee of any Indebtedness;

(xi)     each Contract relating to an acquisition, sale, merger, consolidation, reorganization, or divestiture of or by the Company (or any current or former Affiliates thereof);

(xii)    each Contract pursuant to which the Company grants any license, right or interest under or with respect to any Company Intellectual Property to any Person other than its employees;

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(xiii)    each Contract pursuant to which the Company is or has been licensed, sold, assigned or otherwise conveyed or authorized to use any third party’s Intellectual Property, other than “shrink wrap,” “click through” or similar non-negotiated generally available non-exclusive end-user license agreements for the internal use of widely available computer Software that: (x) has not been modified or customized for the Company; (y) has not been incorporated into, distributed with or used to develop any product of the Company; and (z) is commercially available for an annual cost of less than, in the case of engineering, computer aided design (CAD) or job estimating software, $10,000 in the aggregate for all users’ use thereof or, in all other cases, $50,000 in the aggregate for all users’ use thereof;

(xiv)    each Contract with a Governmental Entity;

(xv)    each Contract with any labor union, works council or collective bargaining association representing any employee of the Company;

(xvi)    each Contract for the sale of any of the material assets of the Company or for the grant to any Person of any preferential purchase rights to purchase any of its material assets; and

(xvii)   any other Contract that was entered into outside of the Ordinary Course of Business of the Company or that is otherwise material to the operation of the Company.

(b)       With respect to each Material Contract, and except as set forth in Schedule 3.09(b), (i) such Material Contract is the legal and valid obligation of the Company, and of each other party thereto, enforceable against the Company and each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity), (ii) such Material Contract is in full force and effect, and the Company has performed all material obligations required to have been performed by it under the Material Contracts and the Company is not in breach of, or default under, any Material Contract in any material respect and, to the Knowledge of the Company, no other party to any Material Contract is in breach or default thereunder in any material respect, and (iii) the Company has not received or given a written notice of its intent to terminate, accelerate the performance of, modify, amend or otherwise materially alter the terms and conditions of any Material Contract or has received any written claim of default under any Material Contract. The Company has furnished or made available to Buyer true and complete copies of all Material Contracts, including any amendments, waivers or other changes to such Material Contracts.

3.10       Intellectual Property.

(a)       The Company (i) exclusively owns, all right, title and interest in and to the Company Intellectual Property, free and clear of all Encumbrances, other than Permitted Liens or (ii) has a license or otherwise has a right to use all other material Intellectual Property as necessary for the business of the Company as currently conducted or contemplated to be conducted, pursuant to a valid written agreement.

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(b)       Schedule 3.10(b) lists all (i) Intellectual Property that is registered, filed, issued or granted (or for which an application is pending for registration, filing or issuance) under the authority of any Governmental Entity (or, in the case of Domain Names, under the authority of any authorized private registrar) owned or purported to be owned by the Company (in each case, indicating, as applicable, the filing or registration number, title, jurisdiction, date of issuance, and names of current applicant(s) and registered owner(s) and, for Domain Names, the registrant, registrar, and expiration date) (“Registered Intellectual Property”) and (ii) all material unregistered Trademarks or proprietary Software owned or purported to be owned by the Company.

(c)       All Registered Intellectual Property is valid, subsisting, enforceable, has been duly maintained, is in full force and effect, and has not been cancelled, expired or abandoned. The Company has taken all actions necessary to maintain the enforceability and registration of all Registered Intellectual Property. Except as set forth on Schedule 3.10(c), all annuities, maintenance fees or other fees necessary to maintain the pendency or right to assert the Registered Intellectual Property due on or before the date hereof have been paid according to proper entity status in the relevant jurisdiction. No interference, opposition, cancellation, reissue, reexamination or other action is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Registered Intellectual Property is being, has been, or would reasonably be expected to be contested or challenged, and, to the Knowledge of the Company, there is no reasonable basis for a claim that any Registered Intellectual Property is invalid or unenforceable.

(d)       No funding, facilities, personnel or other resources of any Government Authority or any academic institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property.

(e)       The Company has taken all commercially reasonable measures to maintain and protect the secrecy, confidentiality and value of the Trade Secrets of the Company and all such Trade Secrets provided to the Company by any Person under a written obligation of confidentiality. To the Knowledge of the Company, (i) no unauthorized disclosure or use of any such Trade Secret of any other Person has been made by the Company, and (ii) no Person has made any unauthorized disclosure or use of any such Trade Secret of the Company. The Company has entered into written confidentiality agreements with all current and former employees and consultants, and with all third parties to whom the Company has disclosed material confidential Intellectual Property.

(f)       Except as disclosed on Schedule 3.10(f), during the preceding three (3) years, (i) the Company has not infringed, misappropriated or otherwise violated the Intellectual Property of any Person and the conduct of the Company’s business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; (ii) to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any Company Intellectual Property; (iii) no infringement, misappropriation or similar claim or proceeding is pending, or to the Knowledge of the Company, threatened against the Company or any Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or proceeding; and (iv) the Company has not received any written notice or other communication alleging that it has infringed, misappropriated or otherwise violated the Intellectual Property of any Person.

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(g)       Neither the consummation of the Transactions nor the negotiation, execution, delivery or performance of this Agreement or the Transaction Documents will, with or without notice or the lapse of time: (i) result in the forfeiture, cancellation, termination or other material impairment, the creation of any Encumbrance on, or breach of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Company or Buyer to own or use or otherwise exercise any other rights that the Company currently has with respect to any Company Intellectual Property or material Intellectual Property licensed to the Company; (ii) result in Buyer or any of its Affiliates granting or licensing to any third party any Company Intellectual Property rights; (iii) result in the grant, license, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company Intellectual Property or material Intellectual Property licensed to the Company or (iv) result in Buyer or any of its Affiliates, or the Company, being obligated to (1) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable prior to Closing, or (2) provide or offer any discounts to, or other reductions in payment obligations of, any Person in excess of those provided to that Person prior to Closing.

(h)       All Persons who have contributed, developed, or conceived of any Intellectual Property for or on behalf of the Company have assigned all of their rights therein to the Company, or the Company has otherwise acquired all such rights under applicable Law. No Person (other than the Company) (i) owns any Company Intellectual Property used or held for use by the Company or (ii) has any reasonable basis for claiming any right, title or interest in and to any Company Intellectual Property.

3.11       Legal Proceedings.

(a)       Except as set forth in Schedule 3.11, there are no, and during the preceding three (3) years there have not been any, Legal Proceedings pending, nor, to the Knowledge of the Company, is there any Legal Proceeding threatened against the Company or any of the Company’s officers, managers, employees, or independent contractors with respect to the business of the Company, or which any of the foregoing are a plaintiff or complainant (in the case of the Company’s officers, managers, employees, or independent contractors, with respect to the Company or the business of the Company).

(b)       There are not any (i) Legal Proceedings pending or, to the Knowledge of the Company, threatened against or affecting any Seller or any of its Affiliates or (ii) investigations by any Governmental Entity that are pending or, to the Knowledge of the Company, threatened against or affecting any Seller or any of its Affiliates that, in any case, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of such Seller or any of its Affiliates to consummate the Transactions and to perform its obligations under this Agreement and the Transaction Documents.

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3.12       Orders.

(a)       Except as set forth in Schedule 3.12, there is no, and during the preceding three (3) years there has not been an, Order or similar award outstanding (whether rendered by a court, administrative agency or other Governmental Entity, or by arbitration) against the Company or by which the Company is bound that involves an unsatisfied monetary obligation or otherwise materially affects the ongoing business or any material assets or properties of the Company, and the Company is not in breach of any such Order or similar award.

(b)       There are not any outstanding Orders against or affecting any Seller or any of its Affiliates, that individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of such Seller or any of its Affiliates to consummate the Transactions and to perform its obligations under this Agreement and the Transaction Documents.

3.13       Employee Benefit Plans.

(a)       Schedule 3.13(a) sets forth an accurate, current, and complete list of all material Company Employee Benefit Plans. Employment agreements, offer letters and independent contractor agreements shall only be included on Schedule 3.13(a) to the extent that either (i) they differ materially from the related forms that were provided by the Company, or (ii) the related annual compensation is expected to exceed $100,000.

(b)       The Company has made available to Buyer, with respect to each Company Employee Benefit Plan, the following (in each case, as applicable): (i) an accurate and complete copy of the current plan document (or in the case of an unwritten Company Employee Benefit Plan, a written description thereof) and related agreements (including trust agreements and insurance contracts and policies) and all amendments thereto; (ii) a copy of the two (2) most recent annual reports on Form 5500 and any accompanying actuarial reports and financial statements (including all schedules and attachments); (iii) the most recent summary plan description together with any summaries of all material modifications thereto; (iv) the most recent IRS determination, advisory or opinion letter; and (v) all non-routine correspondence to and from any Governmental Entity within the six (6) years prior to the date of this Agreement.

(c)       Each Company Employee Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and all applicable Laws. Except as may be required by applicable Law, each Company Employee Benefit Plan can be amended, terminated, or otherwise discontinued, in each case without liability to the Company, other than for benefits accrued through the date of amendment, termination or other discontinuation and reasonable administrative expenses related thereto. To the Company’s Knowledge, no fiduciary has committed a breach of fiduciary duty that could reasonably be expected to subject the Company to any liability (including on account of an indemnification obligation). The Company has not incurred any excise Taxes or penalties with respect to any Company Employee Benefit Plan, and, to the Company’s Knowledge, nothing has occurred with respect to any Company Employee Benefit Plan that could reasonably be expected to subject the Company to any such excise Taxes or penalties.

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(d)       Each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code either (i) has been determined by the IRS to be qualified under Section 401(a) of the Code, or (ii) is the adopter of a volume submitter or master and prototype plan as to which the adopter is entitled to rely on the advisory or opinion letter issued by the IRS with respect to the qualified status of such plan under Section 401(a) of the Code, and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualification or tax exemption of any such Company Employee Benefit Plan.

(e)       All contributions, payments and obligations (including premiums, fees and expenses) in respect of a Company Employee Benefit Plan that are due and required under the terms of such Company Employee Benefit Plan, Contract, or applicable Laws have been fully and timely made, and all contributions and payments or other obligations that have accrued but are not yet due have either been made or have been reflected in full on the Company Financial Statements, to the extent consistent with the Company’s past practices and in accordance with GAAP.

(f)       Neither the Company nor any ERISA Affiliate, has, since the date six (6) years prior to the date of this Agreement, sponsored, maintained, contributed to, had an obligation to contribute to, or had any liability (contingent or current) with respect to a (i) plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA; (ii) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210(a) of ERISA; or (iv) a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA).

(g)       Except as required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law, no Company Employee Benefit Plan provides welfare benefits (including retiree life insurance, retiree health benefits, and other retiree employee welfare benefits) to any employee, participant or beneficiary of an employee or participant for any reason after such employee or participant terminates employment with the Company. The Company has no liability to provide, and, to the Company’s Knowledge, has never represented, promised, or contracted (whether in oral or written form) to or with any employee or participant that such Person or his or her beneficiaries would be provided with, post-termination welfare benefits described in the preceding sentence. No Company Employee Benefit Plan provides, or has any obligation to provide, welfare benefits to any Person who is not a current or former employee of the Company, or a beneficiary thereof.

(h)       Neither the Company nor any Affiliate has any material liability on account of a violation of the Affordable Care Act.

(i)         There are no claims or Legal Proceedings pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened, against any of the Company Employee Benefit Plans, assets of any of the Company Employee Benefit Plans, or any administrator or fiduciary of any Company Employee Benefit Plan with respect to the operation of such Company Employee Benefit Plan, and, to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to form the basis for any such claims or Legal Proceedings.

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(j)         Each Company Employee Benefit Plan that is subject to Section 409A of the Code has been administered, operated and maintained in all material respects according to the requirements of Section 409A of the Code, and the Company has not been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. The Company has no obligation to make a “gross-up” or similar payment in respect of any Taxes payable under Section 409A of the Code.

(k)       Except as set forth in Schedule 3.13(k), neither the execution, delivery, or performance of this Agreement or the Transaction Documents, nor the consummation of the Transactions will or can reasonably be expected to (either alone or upon the occurrence of any additional or subsequent events) (i) entitle any current or former employee, officer, director or independent contractor of the Company to any payment (including severance pay or similar compensation), cancellation of Indebtedness, or increase in compensation; (ii) result in the acceleration of the time of payment, funding, or vesting under any Company Employee Benefit Plan; or (iii) result in any increase in benefits payable under any Company Employee Benefit Plan. No amount paid or payable (whether in cash, property, or the form of benefits) in connection with any Transaction will or may (either alone or upon the occurrence of any additional or subsequent events) be an “excess parachute payment” (within the meaning of Section 280G of the Code). The Company has no obligation to make a “gross-up” or similar payment with respect to any Taxes that may become payable under Section 4999 of the Code.

(l)         The Company has no liability or obligations, and, to the Knowledge of the Company, no such liability or obligations are contemplated, with respect to the matters set forth on Schedule 3.13(l).

3.14       Insurance. Schedule 3.14 sets forth a list of all policies of insurance maintained by, or for the benefit of, the Company (specifying the insurer and type of insurance) and that are not included on Schedule 3.13(a). Schedule 3.14 also lists each claim made by the Company under the insurance policies listed on Schedule 3.14 during the preceding three (3) years (including with respect to insurance obtained but not currently maintained). Except as set forth in Schedule 3.14, all insurance coverage maintained with respect to the Company is occurrence-based. With respect to each insurance policy listed in Schedule 3.14 the Company or, to the Knowledge of the Company, insurer is not in breach or default (including with respect to the payment of premiums or the giving of notices), under such policy. All such policies are in full force and effect and no notice of early cancellation or early termination has been received by the Company with respect to any such policy and all premiums with respect thereto covering all periods up to the date hereof have been paid and up to the date of the Closing will be paid. Such policies are sufficient for compliance with all Laws and of all Contracts to which the Company is a party. There are no self-insurance arrangements affecting the Company.

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3.15       Compliance with Laws; Permits.

(a)     The Company is, and during the preceding three (3) years has been, in compliance in all material respects with all applicable Laws. The Company is not under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Laws. During the preceding three (3) years, to the Knowledge of the Company, the Company has not received any subpoena, written demand, inquiry, information request, complaint, allegation or notice of non-compliance with or violation of any Law.

(b)       The Company has been granted all licenses, permits, consents, approvals, franchises and other authorizations under any Law (each a “Permit”) necessary for or material to the conduct of the business as presently conducted (collectively, the “Material Permits”). All Material Permits are set forth in Schedule 3.15(b). All fees and charges with respect to the Material Permits have been paid in full. All Permits issued to the Company are set forth in Schedule 3.15(b), including the names of the Permits and their respective dates of issuance and expiration. The Material Permits are valid and in full force and effect and the Company is in material compliance with all of its Material Permits. There is no lawsuit or similar proceeding pending or, to the Knowledge of the Company, threatened, to revoke, suspend, withdraw or terminate any Material Permit. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit issued to the Company.

(c)      Except as set forth in Schedule 3.15(c), the Company has not received any loans, grants, incentives or subsidies from any Governmental Entity (including under The Coronavirus Aid, Relief, and Economic Security Act or similar laws).

3.16       Environmental Matters.

(a)       The Company is, and during the preceding five (5) years has been, in compliance in all material respects with all applicable Environmental Laws.

(b)       The Company holds all Environmental Permits that are necessary to own, lease or operate its properties and assets and to conduct its business, the Company is, and has been, in compliance in all material respects with all such Environmental Permits, all such Environmental Permits are in full force and effect, and there are no Legal Proceedings pending, or to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

(c)       During the preceding five (5) years, the Company has received no written notice, demand, request for information, Order or claim that alleges that the Company is not or was not in compliance with any Environmental Law or is or was subject to liability under any Environmental Law.

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(d)     There are no Legal Proceedings pending, or to the Knowledge of the Company, threatened against the Company relating to compliance with or any liability or obligation under any Environmental Law or to the investigation or cleanup of any Hazardous Materials.

(e)       During the preceding five (5) years, there has been no Release of, or exposure to, any Hazardous Materials on, at, under or from any Leased Real Property or, to the Knowledge of the Company, at any other location, in a manner that could reasonably be expected to give rise to liability or investigative, remedial or corrective action obligation on the part of the Company pursuant to Environmental Laws.

(f)       The Company has not assumed or provided indemnity against any liability of any other Person under any Environmental Laws.

(g)     Sellers and the Company have made available to Buyer true, complete and accurate copies of all environmental site assessments, compliance audits, notices of violation, Orders, and other material environmental reports or correspondence in their respective possession, custody or control that relate to the conduct of the business or any Leased Real Property.

3.17       Relationships with Related Persons.

(a)       Except for the lease arrangement between the Company and Tecknit Shielding Systems with respect to the real property located at 1505 West Third Avenue, Denver, Colorado 80223 (which is fully replaced by the Lease Agreement as of the date hereof), the Company is not a party to or bound by any Contract or arrangement with any Seller, any Affiliate or Relative of Seller, or any current or former equityholder, employee, officer or director (or Person in a comparable position) of the Company or any Affiliate of Seller (each such Person, a “Related Person”), and each such Contract, a “Related Person Contract”), other than with respect to Company Employee Benefit Plans.

(b)     Except for Tecknit Shielding Systems under the Lease Agreement, no Seller, Affiliate or Relative of Seller, or any current or former equityholder, employee, officer or director (or Person in a comparable position) of the Company or any Affiliate of Seller, (i) has an interest in any tangible or intangible asset, right or interest necessary for, or used in, the operation of the business as presently conducted or contemplated to be conducted by the Company or (ii) is or has an interest in, directly or, to the Knowledge of the Company, indirectly, any Person that is a material business partner of the Company.

3.18       Employees; Employment Matters and Independent Contractors.

(a)       The Company is not and has never been bound by or subject to any collective bargaining or similar agreement or other Contract with any labor union, organization, works council, or other representative body of employees, nor is any such Contract presently being negotiated. To the Knowledge of the Company, no labor union or works council has requested or has sought to represent any of the employees of the Company. As of the date hereof and within the three (3) years prior to the date hereof, there is not and has not been any strike, lockout, work stoppage, slowdown, picketing or other labor dispute involving the employees of the Company pending or, to the Knowledge of the Company, threatened against the Company or otherwise affecting the Company.

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(b)     The Company has made available to Buyer a true, accurate, and complete list of all Company employees that contains the following information for each such Person: name or unique identifier, hourly rate or annual salary (as applicable), classification as exempt or non-exempt under the Fair Labor Standards Act, other compensation (including, without limitation, target bonus, commission, incentive, or deferred compensation), work location (city and state), date of hire or continuous service date, as applicable, years of service credited to such employee for purposes of the Company Employee Benefit Plans, and leave status (including leave type and return to work date if known). Each employee of the Company is employed at will and, except as required by Law, may terminate his or her employment or be terminated from such employment at any time for any or no reason with or without prior notice, except as required by Law.

(c)       Schedule 3.18(c) sets forth a list of all independent contractors, consultants and temporary workers, leased employees and staffing agency employees engaged by the Company as of the date hereof, along with a description of the general nature of services provided by each such Person, date of retention, location of work and fees paid to each such person in calendar year 2020 and year to date for calendar year 2021.

(d)     The Company is in material compliance with all applicable Laws respecting labor, employment, fair employment practices (including discrimination, harassment, accommodation, retaliation and equal employment opportunity laws), employee and service provider record keeping, terms and conditions of employment, classification of employees (as exempt or non-exempt for overtime purposes and as an employee or independent contractor), plant closing or employee layoff or termination acts, workers’ compensation, occupational safety and health, work authorization, immigration, affirmative action, employee and data privacy, plant closings, and wages, timekeeping, wage payment, and hours worked. The Company has properly completed and retained a Form I-9 with respect to each of its current employees, and past employees to the extent required by Law. All material payments due from the Company on account of hours worked or services provided have been paid or properly accrued as a liability on the books of the Company. Except as set forth on Schedule 3.18(d), there is no pending or, to the Knowledge of the Company, threatened charge, complaint, arbitration, audit, investigation, grievance or other Legal Proceeding brought by or on behalf of, or otherwise involving, any current or former employee, any independent contractor, any Person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involves or relates to the labor or employment relations and practices of the Company.

(e)       To the Knowledge of the Company, no Person has claimed during the preceding three (3) years that any Company employee or other service provider: (i) is in violation of any term of any employment Contract, non-disclosure agreement, noncompetition agreement or any other restrictive covenant with such Person or any Affiliate or successor of such Person; (ii) has disclosed or utilized any Trade Secret or proprietary information or documentation of such Person; or (iii) has interfered in the employment relationship between such Person and any of its present or former employees. To the Knowledge of the Company, no Company employee or other Person affiliated with the Company has used or proposed to use any Trade Secret, information or documentation proprietary to any former employer or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of the Company.

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(f)       The Company has provided Buyer with a true and complete list of each Person who has experienced an employment loss as defined under the WARN act within the one hundred eight days (180) days prior to the Closing Date and which sets forth the following information for each such individual: name or unique identifier, title or position, status as full or part-time as of immediately prior to the termination date, location where employed (including full street address), and hire date.

(g)       There is no pending or, to the Knowledge of the Company, threatened claim or litigation against the Company or any of its Subsidiaries with respect to allegations of sexual harassment, sexual misconduct or hostile work environment and (i) to the Knowledge of the Company, there have been no reported internal or external complaints accusing any current or former officer, employee or other service provider of the Company or any of its Subsidiaries of sexual harassment, sexual misconduct or creating a hostile work environment in connection with such Person’s affiliation with the Company and (ii) there has been no settlement by the Company of, or payment by the Company arising out of or related to, any litigation with respect to sexual harassment, sexual misconduct or hostile work environment.

3.19       Material Suppliers; Material Customers.

(a)       Schedule 3.19(a) sets forth a true and complete list of the ten (10) largest suppliers of the Company (based on dollar volume of purchases from such suppliers) (each, a “Material Supplier”) for the twelve (12)-month period ended October 31, 2021. There exists no condition or event that, after notice or passage of time or both, would reasonably be expected to constitute a default by the Company under any Contract with any Material Supplier. During the preceding two (2) years, there has been no adverse modification, change or dispute in the business relationship of the Company, on the one hand, and any Material Supplier, on the other hand. To the Knowledge of the Company, there exists no event, condition or circumstance that would reasonably be expected to give rise to a dispute with any Material Supplier.

(b)       Schedule 3.19(b) sets forth a true and complete list of the ten (10) largest customers of the Company (based on dollar volume of sales to such customers) (each, a “Material Customer”) for the twelve (12)-month period ended October 31, 2021. There exists no condition or event that, after notice or passage of time or both, would constitute a default by the Company under any Contract with any Material Customer. During the preceding two (2) years, there has been no adverse modification, change or dispute in the business relationship of the Company, on the one hand, and any Material Customer, on the other hand. To the Knowledge of the Company, there exists no event, condition or circumstance that would reasonably be expected to give rise to a dispute with any Material Customer.

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3.20       Brokers’ Fees. There are no brokerage fees, commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of any Seller or the Company or their respective Affiliates, or any other Person, for which Buyer or the Company would be liable following the Closing.

3.21       Compliance with Anti-Corruption Laws; AML Laws and Trade Control Laws.

(a)       No employee, agent, or representative of the Company has at any time during the preceding five (5) years: (i) violated or engaged in any activity, practice or conduct which would violate the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable anti-bribery or anti-corruption Law; (ii) used corporate funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of applicable Law; or (iii) directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (A) influencing any official act or decision of such official, party or candidate, (B) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (C) securing any improper advantage, in the case of (A), (B) and (C) above in order to assist the Company in obtaining or retaining business for or with, or directing business to, any Person.

(b)     During the preceding five (5) years, the Company has maintained, and has caused each of its Affiliates to maintain, systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption Law.

(c)     To the Knowledge of the Company, no employee, agent, or representative of the Company is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption Law.

(d)       The Company is, and has been during the preceding five (5) years, in compliance, in all material respects, with all applicable Trade Control Laws. During the preceding five (5) years, the Company has not been cited, cautioned, fined or otherwise made aware by written notice of any asserted past or present failure to comply with any applicable Trade Control Law and no investigation or proceeding with respect to any alleged non-compliance with any applicable Trade Control Law is pending or, to the Knowledge of the Company, threatened.

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(e)       The Company is not a Restricted Party and no agency of the U.S. government has denied, suspended, or otherwise abridged any of the Company’s export or import privileges. A “Restricted Party” is any entity or individual: (i) on the Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identifications List, or Non-SDN Menu-Based Sanctions List; (ii) on the Denied Persons List, the Entity List, or the Unverified List maintained by the U.S. Department of Commerce’s Bureau of Industry and Security; (iii) that is owned (at fifty percent (50%) or greater level, directly or indirectly) by any party in the foregoing clause (i) or (ii); (iv) that constitutes, or is owned or controlled by, any Sanctioned Country government; (v) located in, resident in, or organized under the laws of any Sanctioned Country; or (vi) appearing on any other list maintained by any governmental agency restricting the export or import of any items to or other transactions with specific individuals, companies or other entities. “Sanctioned Countries” include the Crimea region, Cuba, Iran, North Korea, Syria and Venezuela.

(f)     During the preceding five (5) years, the Company has complied in all material respects with and all applicable anti-money laundering laws, including the USA PATRIOT Act and the Bank Secrecy Act, as amended by the USA PATRIOT Act, the rules and regulations thereunder, and/or other applicable global legislation. If required by applicable U.S. Laws, the Company has established and maintained an anti-money laundering and anti-terrorist financing program that complies with all applicable U.S. Laws and regulations relating to anti-money laundering including the USA PATRIOT Act and the Bank Secrecy Act, as amended, and the rules and regulations thereunder. There is no action, proceeding or investigation alleging any noncompliance or violation of any applicable anti-money laundering laws has been commenced or, to the Knowledge of the Company, is threatened against the Company or any officer, manager or member of the Company.

(g)     The Company does not: (i) engage directly or indirectly in any sales, exports, reexports, transfers or provision of any services, commodities, software, or technology involving Sanctioned Countries or Restricted Parties; (ii) engage in any investments, payments or other financial or non-financial transactions involving Sanctioned Countries or Restricted Parties; (iii) operate in or have a presence in Sanctioned Countries; (iv) have any currently valid contracts or agreements involving Sanctioned Countries or Restricted Parties, including distribution agreements that include Sanctioned Countries in their authorized territories; or (v) otherwise facilitate any transactions with or involving Sanctioned Countries or Restricted Parties.

3.22       Product Liability and Warranty.

(a)       Except as set forth on Schedule 3.22(a), during the preceding three (3) years, (i) there have not been any material claims for any product returns or based upon breach of product or service warranty, indemnity, guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services, failure to warn or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of any product, or from the provision of services of the Company, in each case, other than complaints by customers in the Ordinary Course of Business which have not resulted in any written or, to Seller’s Knowledge, threatened proceedings and (ii) there are no design defects, failures to provide adequate warning or manufacturing deficiencies that would provide a reasonable basis for any product liability suit or similar claim against the Company.

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(b)       During the preceding three (3) years, no products of the Company have been the subject of any voluntary or involuntary recall, detention, seizures, material field notification or corrections, field alerts, corrective action, suspension, termination, market withdrawal, safety alert, post-sale warning or similar action, nor has the Company received any written or, to the Knowledge of the Company, verbal notice from a Governmental Entity requesting that it implement any of the foregoing in respect of any such product. To the Knowledge of the Company, no such actions are threatened.

3.23       Title, Condition and Sufficiency of Assets.

(a)       Except as set forth on Schedule 3.23(a), the Company owns good title to, or holds pursuant to valid and enforceable leases, all of the items of tangible, personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Encumbrances, except for Permitted Liens.

(b)       The buildings, plants, structures, and equipment owned or leased by the Company are in all material respects in good operating condition and repair, and adequate for the uses to which they are being put, and, none of such buildings, plants, structures, or equipment is in need of maintenance or repairs other than ordinary, routine maintenance conducted in the Ordinary Course of Business that is not material in nature or cost, individually or in the aggregate.

(c)       The inventories of the Company (including raw materials, supplies, works-in-process, finished goods and other materials) (i) are in good, merchantable and useable condition, (ii) are of a quality and quantity useable in the Ordinary Course of Business and (iii) are reflected in the Company Financial Statements in accordance with GAAP.

(d)       The assets and properties of the Company constitute in all respects all of the tangible and intangible assets, rights, interests and other properties necessary and sufficient to operate the business of the Company as presently conducted.

3.24       Accounts Receivable; Accounts Payable.

(a)       All accounts receivable of the Company (i) represent bona fide transactions of the Company that arose in the Ordinary Course of Business, (ii) are not subject to setoffs or counterclaims other than customer retentions agreed to in the Ordinary Course of Business, (iii) are, to the Knowledge of the Company, current and collectible in the Ordinary Course of Business and (iv) do not represent obligations for goods sold on consignment. No Person has any Encumbrance (other than Permitted Liens) on any account receivable of the Company and, except in the Ordinary Course of Business, no request or agreement for deduction or discount has been made with respect to any account receivable of the Company. The Company has not received notice from any customer that such customer does not intend to pay any account receivable.

(b)       All accounts payable of the Company arose in the Ordinary Course of Business, and no such accounts payable is past due or otherwise in default in its payment. Since the Latest Balance Sheet Date, the Company has paid its accounts payable in the Ordinary Course of Business.

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3.25       Data Protection and Privacy.

(a)       The Company has established an Information Security Program that is reasonable for the size and type of the Company’s operations that is appropriately implemented and maintained, and there have been no material violations of the Information Security Program during the preceding three (3) years. The Company has assessed and tested its Information Security Program on a reasonable basis; remediated all critical, high and medium risks and vulnerabilities; and the Information Security Program has proven sufficient and compliant with Privacy Requirements in all material respects. The Information Technology Systems currently used by the Company are in good working condition, operate and perform as necessary to conduct the business of the Company, and to the Knowledge of the Company, do not contain any Malicious Code or defect. All Company Data will continue to be available for Processing by the Company following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(b)       The Company and, with respect to the Processing of Company Data, its Data Processors comply and have complied at all times with Company Privacy Policies and the Privacy Requirements. To the extent required by Privacy Requirements or Company Privacy Policies, (i) Personal Data is Processed by the Company and its Data Processors in an encrypted manner, and (ii) Personal Data is securely deleted or destroyed by the Company and its Data Processors. The Company has not sold (as defined by the California Consumer Privacy Act of 2018), and does not sell, any Personal Data to Persons or other third parties. Neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate any Privacy Requirements or Company Privacy Policies. Where the Company uses a Data Processor to Process Personal Data, the Data Processor has entered into a Contract that requires the Data Processor to comply with Privacy Requirements and reasonable confidentiality and security obligations with regard to the Processing of the Company’s Personal Data.

(c)       The Company and, to the Knowledge of the Company, its Data Processors, have not suffered during the preceding three (3) years, and is not suffering, a Security Incident, have not been and are not required to notify any Person or Governmental Entities of any Security Incident, and have not been and are not adversely affected by any Malicious Code, ransomware or malware attacks, or denial-of-service attacks on any Information Technology Systems. Neither the Company nor any third party acting at the direction or authorization of the Company has paid any perpetrator of any actual or threatened Security Incident or cyber attack, including a ransomware attack or a denial-of-service attack. The Company has not received a written notice (including any enforcement notice), letter, or complaint from a Governmental Entities or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies and has not been subject to any Legal Proceeding relating to noncompliance or potential noncompliance with Privacy Requirements or the Company’s Processing of Personal Data. The Company is not in breach or default of any Contracts relating to its Information Technology Systems or to Company Data and does not transfer Personal Data internationally except where such transfers comply with Privacy Requirements and Company Privacy Policies. The Company maintains, and has maintained, cyber liability insurance with reasonable coverage limits.

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3.26       Investment Representations.

(a)       Purchase Entirely for Own Account. The Stock Consideration will be acquired for investment for each Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any applicable Law. Each Seller has no present intention of selling, granting any participation in or otherwise distributing the same to any other person.

(b)     Disclosure of Information. Each Seller has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering of the Stock Consideration and the business, properties, prospects and financial condition of Buyer.

(c)       Investment Experience. Each Seller acknowledges that it is financial sophisticated, able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Stock Consideration.

(d)       Accredited Seller. Each Seller is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D promulgated under the Securities Act.

(e)       Restricted Securities. Each Seller understands that the Parent Common Shares it is purchasing are characterized as “restricted securities.” Each Seller understands that the Stock Consideration has not been registered under the securities Laws of any jurisdiction, including the Securities Act, and may only be transferred pursuant to registration or an applicable exemption under all applicable Laws.

3.27       No Other Representations or Warranties. Except for the representations and warranties of Sellers set forth in this Agreement and any other Transaction Documents, the Buyer hereby acknowledges and agrees that neither Sellers nor any of their respective Affiliates, nor any of their respective Representatives, has made or is making any other express or implied representation or warranty with respect to the Company or Sellers, any of their respective Affiliates or their respective businesses or operations, including with respect to any information provided or made available to the Buyer; provided, however, the foregoing shall not be deemed to release any Person from (or otherwise mitigate) any liability for fraud.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Parent SEC Reports (excluding any information that is contained solely in the “Risk Factors” section of such Parent SEC Reports and that is predictive, cautionary or forward-looking in nature, in each case other than any specific factual information contained therein, which shall not be excluded) Buyer hereby represents and warrants to Sellers, as of the Closing Date (and, with respect to Section 4.01, Section 4.02 (solely with respect to this Agreement), Section 4.03 (solely with respect to this Agreement) and Section 4.06, as of the date any Holdback Stock Consideration is issued to Sellers), as follows:

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4.01       Existence and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Buyer and Parent have all requisite corporate power and full authority to own, lease and operate the properties and assets they respectively own, lease and operate and to carry on their respective businesses as such businesses are conducted, except where failure to have such power and authority would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect. There is no pending, or to the Knowledge of Buyer, threatened, action for the dissolution, liquidation or insolvency of Buyer or Parent.

4.02       Authority; Enforceability. Buyer and Parent have all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer or Parent is a party, as applicable, and to perform their respective obligations under this Agreement and the other Transaction Documents to which Buyer or Parent is a party, as applicable, and to consummate the applicable Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer or Parent is a party by Buyer or Parent, as applicable, and the consummation of the applicable Transactions have been duly and validly authorized by all required corporate action on behalf of Buyer and Parent, as applicable. Assuming that this Agreement is a valid and binding obligation of Sellers, this Agreement and each of the other Transaction Documents to which Buyer or Parent is a party constitutes a valid and binding obligation of Buyer or Parent, as applicable, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

4.03       No Violations; Consents.

(a)       The execution and delivery of this Agreement by Buyer and Parent and the execution and delivery of the other Transaction Documents to which Buyer or Parent is a party does not and will not (with or without notice or passage of time, or both) conflict with, result in any breach of, constitute a default under or an event creating rights of acceleration, termination or cancellation or loss of right under, result in a violation of, result in the creation of any Encumbrance under any assets of Buyer or Parent or, assuming that the consents, approvals, authorizations, notices, reports and other filings described in Section 4.03(b) have been made or obtained, as applicable, and any waiting periods thereunder have been terminated or expired, require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or other third party, under:

(i)         the Governing Documents of Buyer or Parent; or

(ii)        any Law or Order applicable to Buyer or Parent or by which any property or asset of Buyer or Parent is bound or affected;

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except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)       Except (i) for the federal securities Laws and any U.S. state securities or “blue sky” laws, (ii) for the rules and regulations of Nasdaq, and (iii) as would not have a Buyer Material Adverse Effect, neither Buyer nor Parent is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or any other Transaction Documents to which it is a party or the consummation of the applicable Transactions and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by Buyer or Parent, in connection with its execution, delivery and performance of this Agreement or any other Transaction Document to which it a party or the consummation of the applicable Transactions.

4.04       Capitalization.

(a)       As of the date hereof, the authorized share capital of Parent consists of (1) 170,000,000 Parent Common Shares and (2) 15,000,000 Parent Preferred Shares, of which 2,000,000 Parent Preferred Shares are designated and authorized as Series A Convertible Preferred Shares and 1,750,001 Parent Preferred Shares are designated and authorized as Series B Convertible Preferred Shares. As of November 29, 2021 (the “Parent Capitalization Date”), (i) 115,938,152 Parent Common Shares were issued and outstanding, (ii) no Series A Convertible Preferred Shares were issued and outstanding, (iii) 2,199 Series B Convertible Preferred Shares were issued and outstanding, (iv) no Parent Common Shares were issued and held by Parent in its treasury, and (v) no Parent Preferred Shares were issued and held by Parent in its treasury. As of the Parent Capitalization Date, (1) 12,000 Parent Common Shares were underlying outstanding Parent Options, (2) 63,000 Parent Common Shares were underlying outstanding Parent Warrants and (3) 4,653,861 Parent Common Shares were underlying outstanding Parent RSUs. All of the outstanding Parent Common Shares and Parent Preferred Shares have been, and all of the Parent Common Shares that may be issued pursuant to any Parent Equity Awards will be, when issued in accordance in respective terms thereof, duly authorized and all of the outstanding Parent Common Shares and Parent Preferred Shares are, and all of the Parent Common Shares that may be issued pursuant to any Parent Equity Awards will be, when issued in accordance in respective terms thereof, validly issued, fully paid and non-assessable and free of preemptive rights. Parent has no Parent Common Shares or Parent Preferred Shares reserved for issuance, except that, as of the Parent Capitalization Date, there were 4,299,386 Parent Common Shares reserved for issuance pursuant to the Parent 2019 Equity Incentive Plan, as amended, and 180,000 Parent Common Shares issuable pursuant to a Contract.

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(b)       Except as set forth above in Section 4.04(a) or as set forth on Schedule 4.04(b), as of the Parent Capitalization Date, no shares of capital stock of Parent are issued and outstanding and Parent does not have outstanding, and there are not, any securities convertible into or exchangeable for any shares of capital stock of Parent, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock of Parent, or any stock or securities convertible into or exchangeable for any capital stock of Parent; and Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock of Parent. Except as set forth above in Section 4.04(a), as of Parent Capitalization Date, there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by Parent or any of its Subsidiaries), that are convertible into or exercisable for a share of Parent Common Shares on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Parent Common Shares.

(c)       The issued and outstanding Parent Common Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights and (ii) were issued in compliance with all applicable U.S. federal and state securities Laws. Parent has no rights plan, “poison-pill” or other similar agreement or arrangement that is applicable to Parent, the Parent Common Shares, or the Transactions.

4.05       Subsidiaries. Parent and its Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any material capital stock or any other material securities, interests or investments in any other Person other than (a) their Subsidiaries or (b) investments in marketable securities acquired in the Ordinary Course of Business. Schedule 4.05 sets forth, as of the date of this Agreement, each of Parent’s material Subsidiaries and the ownership interest of Parent in each such material Subsidiary. The outstanding shares of capital stock, or membership interests or other ownership interests of, Parent and each material Subsidiary of Parent, as applicable, are validly issued, fully paid and non-assessable and are owned of record and beneficially by Parent, directly or indirectly. Parent owns, beneficially and of record, directly or indirectly, all of the shares of capital stock of, or membership interests or other ownership interests in, each material Subsidiary of Parent, free and clear of any Encumbrances other than Permitted Liens. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, each material Subsidiary of Parent, as applicable, are the sole outstanding securities of such Subsidiaries. The material Subsidiaries of Parent do not have outstanding any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries; and neither Parent nor any of its material Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of Parent.

4.06       Legal Proceedings. There are no material Legal Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or Parent, that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

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4.07       SEC Filings and Financial Statements. Parent and its Subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by Parent or any of its Subsidiaries pursuant to the Exchange Act with the SEC since January 1, 2020 (such documents and the documents furnished to the SEC since January 1, 2020, as amended or supplemented and to the extent publicly available, the “Parent SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Parent SEC Reports (i) complied in all material respects with the requirements of the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Parent SEC Reports, and, to the knowledge of Parent, none of the Parent SEC Reports is subject to ongoing SEC review. Except as set forth on Schedule 4.07, the audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports at the time they were filed or furnished (i) complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and (iii) fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Parent is a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act and is eligible to file an automatically effective resale registration statement on Form S-3 pursuant to the Securities Act in accordance with the requirements of Form S-3 and all other applicable rules of the Securities and Exchange Commission. The 2021 Registration Statement is currently effective under the Securities Act and will remain effective upon the filing of the prospectus supplement referred to in Section 5.08(a). The 2021 Registration Statement does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

4.08       Compliance with Laws. Except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect, each of Parent and its Subsidiaries is, and since January 1, 2020 has been, in compliance with all applicable Laws. Except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect, neither Parent nor its Subsidiaries is under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Laws.

4.09       Securities Act. The Interests to be purchased by Buyer pursuant hereto are being acquired for investment only and not with a view to any public distribution thereof in violation of any of the registration requirements of the Securities Act.

4.10       Brokers’ Fees. Except with respect to XMS Capital Partners, LLC, there are no liabilities or obligations for brokerage fees, commissions, finders’ fees or similar compensation in connection with Transaction based on any agreement made by or on behalf of Buyer or Parent.

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4.11       Solvency. Neither Buyer nor Parent is entering into this Agreement with the intent to hinder, delay or defraud either their present or future creditors.

4.12       No Other Representations or Warranties. Except for the representations and warranties of Buyer set forth in this Agreement and any other Transaction Documents, the Sellers hereby acknowledge and agree that neither Buyer nor any of its Affiliates, nor any of their respective Representatives, has made or is making any other express or implied representation or warranty with respect to the Parent Common Shares or Buyer, any of its Affiliates or their respective businesses or operations, including with respect to any information provided or made available to the Sellers or the Company; provided, however, the foregoing shall not be deemed to release any Person from (or otherwise mitigate) any liability for fraud.

Article V
ADDITIONAL COVENANTS

5.01       Tax Matters.

(a)       Liability for Taxes.

(i)        Sellers shall hold harmless, indemnify and defend each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Damages that are directly or indirectly suffered or incurred at any time by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of, or are directly or indirectly connected with: (A) Taxes imposed on the Company, or for which the Company may otherwise be liable, for any taxable year or period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, (B) Taxes for which the Company is held liable pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding provision of state or local law) as a result of having been a member of a group of entities filing Tax Returns on a combined, consolidated, unitary or similar basis on or prior to the Closing Date, (C) the breach of Sellers’ obligations pursuant to this Section 5.01 and (D) Taxes for which Sellers are liable pursuant to Section 7.02, in each case except to the extent such Taxes were specifically taken into account in the determination of the final Closing Date Working Capital, Indebtedness or Transaction Expenses.

(ii)       For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date

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and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as ad valorem and other similar Taxes imposed on property (“Property Taxes”), franchise Taxes based solely on capital, and depreciation deductions, shall be apportioned between such two (2) taxable years or periods on a daily basis. In determining whether a Property Tax is attributable to a Tax period ending on or before the Closing Date or a Straddle Period (or portion thereof), any Property Tax shall be deemed a Property Tax attributable to the taxable period specified on the relevant Property Tax bill. For the avoidance of doubt, the limitations on indemnification set forth in Section 6.03 shall not apply to the indemnification obligations under this Section 5.01(a).

(b)       Tax Returns.

(i)         Sellers shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (x) all income Tax Returns required to be filed by the Company relating to taxable years or periods ending on or before the Closing Date that are required to be filed after the Closing Date other than any such Tax Return relating to income Taxes payable by the Company at the time such Tax Return is filed (with the Tax Returns required to be filed by Sellers pursuant to this clause (x) referred to herein as “Flow-Through Tax Returns”) and (y) all other Tax Returns required to be filed by the Company on or prior to the Closing Date. In each case, Sellers shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. All Tax Returns that Sellers are required to file or cause to be filed in accordance with this subparagraph (i) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods. With respect to any Flow-Through Tax Return, not less than thirty (30) days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date), Sellers shall provide Buyer with a draft copy of such Tax Return for the Buyer’s review and comment and will consider in good faith any comments received in writing from Buyer within a reasonable period of time prior to the due date for filing such Tax Return.

(ii)         Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns other than Flow-Through Tax Returns that are required to be filed by the Company following the Closing Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to any Tax Return required to be filed by Buyer pursuant to this subparagraph (ii) that relates to (A) a taxable year or period ending on or before the Closing Date or (B) a Straddle Period, not less than thirty (30) days prior to the due date for such Tax Return, taking into account extensions (or, if such

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due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date), Buyer shall provide the Seller Representative with a draft copy of such Tax Return for the Sellers’ review and comment and will consider in good faith any comments received in writing from Buyer within a reasonable period of time prior to the due date for filing such Tax Return.

(iii)        Sellers shall reimburse Buyer for the Taxes for which Sellers are liable pursuant to Section 5.01(a) but which are remitted in respect of any Tax Return required to filed by Buyer pursuant to this Section 5.01(b) upon the written request of Buyer setting forth in detail the computation of the amount owed by Sellers (which, in the case of any Straddle Period, shall be determined in accordance with Section 5.01(a)(ii)), but in no event earlier than five (5) days prior to the due date for paying such Taxes. For the avoidance of doubt, such reimbursement obligation shall not be subject to the limitations on indemnification set forth in Section 6.03.

(c)       Contest Provisions.

(i)         Buyer shall notify the Seller Representative in writing upon receipt by Buyer, any of its Affiliates or, after the Closing Date, the Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any Taxes for which Sellers are liable pursuant to this Agreement; provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification under this Agreement except to the extent such failure materially impairs Sellers’ ability to contest any such Tax liabilities.

(ii)        The Seller Representative shall have the right to control any Tax audit or administrative or court proceeding relating to Taxes for which Sellers are liable pursuant to this Agreement and that relates solely to a taxable year or period ending on or before the Closing Date, and to employ counsel of Sellers’ choice at Sellers’ expense; provided, however, that Sellers shall have no right to control any Tax audit, examination or similar proceeding unless (A) the Seller Representative shall have first notified Buyer in writing of Sellers’ intention to do so and of the identity of counsel, if any, chosen by Sellers in connection therewith and (B) Sellers shall have agreed with Buyer that, as between Sellers and Buyer, Sellers shall be liable for any Damages relating to Taxes that result from such audit, examination or similar proceeding; provided, further, that Buyer and its Representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such audit, examination or similar proceeding. Notwithstanding the foregoing, neither Sellers or any of their respective Affiliates shall be entitled to settle, either administratively or after the commencement of an audit, examination or similar proceeding, any claim for Taxes which could adversely affect the liability for Taxes of Buyer or the Company for any period after the Closing Date without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed.

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(iii)       Buyer shall have the right to control any Tax audit, examination or similar proceeding relating to a Straddle Period or to Tax liabilities other than those for which Sellers have exercised such right pursuant to Section 5.01(c)(ii) and to employ counsel of Buyer’s choice at Buyer’s expense. Notwithstanding the foregoing, but subject to Section 5.01(c)(iv), (i) neither Buyer nor any of its Affiliates shall be entitled to settle, either administratively or after the commencement of an audit, examination or similar proceeding, any claim for Taxes relating to Taxes for which Sellers are liable pursuant to this Agreement without the prior written consent of the Seller Representative, such consent not to be unreasonably withheld, conditioned or delayed, and (ii) the Seller Representative shall be permitted, at Sellers’ expense, to be present at, and participate in, any audit, examination or similar proceeding relating to Taxes for which Sellers are liable pursuant to this Agreement. Buyer shall have the sole right to defend the Company, with respect to any issue, and settle or compromise any issue, arising in connection with any Tax audit, examination or similar proceeding to the extent Buyer shall have agreed in writing to forgo any indemnification under this Agreement with respect to such issue.

(iv)        Nothing herein shall be construed to impose on Buyer any affirmative obligation to defend the Company in any Tax audit or administrative or court proceeding. To the extent that Sellers have the right to control, but fail to assume control of, any Tax audit, or administrative or court proceeding pursuant to Section 5.01(c)(ii), such audit or proceeding may be settled or compromised in the discretion of Buyer, and any such settlement or compromise shall not affect Buyer’s right to indemnification under this Agreement.

(v)       In the event of a conflict between the provisions of this Section 5.01(c) and the provisions of Section 6.05, the provisions of this Section 5.01(c) shall control.

(d)       Assistance and Cooperation. After the Closing Date, each of Sellers and Buyer shall (and shall cause their respective Affiliates to):

(i)        timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 5.01(a)(i)(C) and Section 7.02 (relating to sales, transfer and similar Taxes);

(ii)       assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 5.01(b), and in connection therewith, provide the other party with any necessary powers of attorney;

(iii)       cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

(iv)        make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company; and

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(v)       furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Taxes or Tax Returns of the Company; provided, that Buyer shall only be obligated to furnish copies of such correspondence to the Company to the extent such audit or information request relates to Taxes for which the Company may be liable under the terms of this Agreement.

(e)       Agreed Tax Treatment. For U.S. federal income tax purposes (and for any relevant state or local income tax purposes), Buyer and Sellers agree that (i) in accordance with IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), the Acquisition shall be treated (A) by Sellers, as a sale of their membership interests in the Company and (B) by Buyer, as an acquisition of the Company’s assets, in each case, in exchange for (1) the Cash Consideration (determined without regard to any reduction required by clauses (c) and (d) of the definition of Cash Consideration), (2) the Closing Stock Consideration, (3) the Holdback Stock Consideration ultimately delivered to Sellers (net of any amounts required to be treated as “imputed interest” under Sections 483 or 1274 of the Code) and (4) any other amounts properly treated as consideration for U.S. federal income tax purposes and (ii) unless otherwise agreed by Buyer and Sellers, the value ascribed to the Closing Stock Consideration and the Holdback Stock Consideration shall be determined by reference to the closing price for Parent Common Shares on the last business day preceding the Closing Date (in the case of the Closing Stock Consideration) or the date on which such consideration is delivered (in the case of the Holdback Stock Consideration), as the case may be (the “Agreed Tax Treatment”).

(f)       Purchase Price Allocation.

(i)       The total amount of the purchase price as finally determined for U.S. federal income tax purposes shall be allocated among the assets of the Company deemed acquired by Buyer in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, the Agreed Tax Treatment and the principles set forth in Schedule 5.01(f) (the “Allocation Principles”). It is agreed by the Parties that such Allocation Principles were arrived at by arm’s length negotiation and in the judgment of the Parties properly reflect the fair market value of such assets. It is agreed that the allocations under this Section 5.01(f) will be binding on all Parties for federal, state, local and other tax purposes and will be consistently reflected by each party on such party’s tax returns.

(ii)     In the event of any change in the purchase price (as determined for U.S. federal income tax purposes) following the Closing Date (including by reason of delivery of any Holdback Stock Consideration), the purchase price allocation shall be revised in a manner consistent with Section 5.01(f)(i).

(g)       Buyer and Sellers agree that neither they nor any of their Affiliates shall file any Tax Return, or otherwise take any position for U.S. federal income tax purposes, that is inconsistent with the Allocation Principles in accordance with this Section 5.01(f).

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(h)       Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 5.01 shall survive the Closing Date indefinitely and without limitation.

5.02       Confidentiality.

(a)       Each Seller shall, and shall cause its Affiliates and its and their Representatives to, keep confidential and not directly or indirectly use, information relating to the Company and Buyer and its Affiliates, except (i) for information that is available to the public on the date hereof or thereafter becomes available to the public other than as a result of a breach or violation of this Section 5.02(a), (ii) for information that is disclosed with the prior written approval of Buyer, and (iii) as required by Law or administrative process, provided, that in the case of clause (iii), Sellers shall, and shall cause their Affiliates and each of their Representatives to, provide Buyer with advance written notice thereof to the extent legally permissible and cooperate with Buyer (at Buyer’s expense) to limit such disclosure.

(b)       Buyer shall, and shall cause its Affiliates and its and their Representatives to, keep confidential and not directly or indirectly use, information relating to Sellers and their Affiliates, except (i) for information that is available to the public on the date hereof or thereafter becomes available to the public other than as a result of a breach or violation of this Section 5.02(b), (ii) for information that is disclosed with the prior written approval of the Seller Representative, (iii) for information that is independently developed by Buyer subsequent to its receipt, as substantiated by reasonable documentation, (iv) for information that is in the possession Buyer or is later obtained by Buyer without any restrictions on further disclosure from a third party which was legally entitled to disclose same, and (v) as required by Law or administrative process, provided, that in the case of clause (v), Buyer shall, and shall cause its Affiliates and its and their Representatives to, provide Sellers with advance written notice thereof to the extent legally permissible and cooperate with Sellers (at Sellers’ expense) to limit such disclosure.

5.03       Agreement Not To Compete or Solicit.

(a)     Each Seller understands that Buyer shall be entitled to protect and preserve the going concern value of the business of the Company to the extent permitted by Law and that Buyer would not have entered into this Agreement absent the provisions of this Section 5.03 and, therefore, for a period of five (5) years from the Closing (the “Noncompetition Period”), each Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly:

(i)      engage (as an owner, partner, member, shareholder, independent contractor, director, officer, manager, employee, consultant, agent, researcher, advisor or otherwise) or otherwise participate in any Competing Business, or establish any new Competing Business, anywhere in the world, including (A) soliciting any customer or prospective customer of the Company to purchase any goods or services sold, or being developed, by the Company and (B) assisting any Person in any way to do, or attempt to do, anything prohibited by clause (A) above (in each case, other than in their capacities, and pursuant to their duties, as employees or consultants of the Company); or

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(ii)        solicit, recruit or hire any individual that is as of the Closing Date, or was within twelve (12) months prior to the Closing Date, an employee or independent contractor of the Company or Buyer or any of their respective Affiliates, or solicit or encourage any such Person to leave the employment of the Company or Buyer or any of their respective Affiliates.

(b)       Section 5.03(a) shall be deemed not breached solely as a result of (i) either Seller serving as an advisory board member of a Person with Buyer’s prior written consent (such prior written consent not to be withheld, conditioned or delayed in bad faith) or (ii) the passive ownership by either Seller or any of its Affiliates of less than an aggregate of 5% of any class of stock of a Person.

(c)       In the event of an actual breach or violation by any Seller or its Affiliates of a covenant in this Section 5.03, the Noncompetition Period shall be tolled until such breach or violation has been duly cured.

(d)       Each Seller agrees and acknowledges that the duration, scope and geographic area of the covenants described in this Section 5.03 are fair, reasonable and necessary in order to protect the Company’s goodwill and other legitimate interests of the Company as those interests exist as of the date hereof. Each Seller understands that the provisions of this Section 5.03 limits the ability of such Seller and its Affiliates to invest in or otherwise be engaged with or by a business similar to the business of the Company.

5.04       Release. Each Seller, on behalf of such Seller and each of such Seller’s current or former Affiliates (other than the Company) and such Affiliates’ shareholders, officers and directors, hereby releases and forever discharges the Company, and each of its respective individual, joint or mutual, past, present and future Affiliates, Representatives, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, Legal Proceedings, causes of action and Orders that any Seller or any of their respective current or former Affiliates (other than the Company) and such Affiliates’ shareholders, officers and directors now have, have ever had or may hereafter have against the respective Releasees, and from any and all obligations, Contracts, debts, liabilities and obligations that any Releasee now has, has ever had or may hereafter have in favor of any Seller or any of their respective current or former Affiliates (other than the Company) and such Affiliates’ shareholders, officers and directors, in each case of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) arising contemporaneously with or before the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or before the Closing Date (in each case other than any obligations of Buyer arising under this Agreement or any Transaction Document or with respect to the Seller’s rights to regular salary or wages or employee benefits accruing in the Company’s biweekly pay period during which the Closing occurs, to the extent in the Ordinary Course of Business, reasonably consistent in amount with that actually paid for with respect to the Company’s immediately preceding biweekly pay periods, not in connection with or related to the Transactions and not paid by the Company prior to the Closing) (collectively, the “Released Claims”). Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Legal Proceeding of any kind against any Releasee, based upon any Released Claim.

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5.05       Indemnification; Tail Policy.

(a)       For a period of not less than six (6) years from and after the Closing Date, the Governing Documents of the Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of current or former managers and officers of the Company (each, a “Covered Party”) than are set forth in its Governing Documents as of immediately prior to the Closing.

(b)       Buyer shall cause the Company to maintain the Tail Policy in full force and effect and continue to honor the obligations thereunder during the six (6) year period following the Closing Date.

(c)      In the event Buyer or the Company (i) consolidates with or merges into any other Person and shall not be the continuing entity after such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.05. Each Covered Party shall be an express third-party beneficiary of the terms set forth in this Section 5.05.

5.06       Employees and Employee Benefits.

(a)       During the period commencing at the Closing and ending on the date which is the one (1) year anniversary of the Closing Date (or if earlier, the date of the applicable employee’s termination of employment with the Company, Buyer and any of its Affiliates), Buyer shall or shall cause the Company, Buyer or their Affiliates to provide each employee of the Company who remains employed immediately after the Closing who is not party to an Employment Agreement or a Consulting Agreement (“Continuing Employee”) (i) base compensation and incentive compensation opportunities that are no less favorable, in each case, than those provided to such Continuing Employees immediately prior to the Closing, and (ii) other employee benefits (other than equity compensation opportunities) that are comparable to, in the aggregate, those provided to similarly situated employees of Buyer or its Affiliates, as applicable.

(b)       Buyer shall as of the Closing (i) recognize, or cause to be recognized, each Continuing Employee’s employment service with the Company (including credit for service with the Company and its Affiliates as recognized under the applicable Company Employee Benefit Plans), as provided by Sellers to Buyer pursuant to Section 3.18(b), for participation, vesting and benefit eligibility purposes under any employee benefit plan (excluding defined benefit and equity compensation plans) that Buyer or its Affiliates may provide to such Continuing Employees (but only to the extent that such service is currently recognized for such purpose under a corresponding Company Employee Benefit Plan) and provided that benefits under any such Buyer or Affiliate of Buyer employee benefit plan shall only be made available or accrue to such Continuing Employees with respect to their employment service on and after the Closing Date, and that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit; (ii) for the employee benefit plan year that includes the Closing Date, Buyer shall cause all pre-existing condition exclusions to be waived for each Continuing Employee and his or her covered

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dependents, unless such conditions were not satisfied or waived under the corresponding Company Employee Benefit Plan in which the Continuing Employee participated prior to the Closing; and (iii) not require any Continuing Employees, or their covered dependents or beneficiaries, in the plan year in which the Closing occurs, to satisfy any deductible, co-payment, out of pocket maximum or similar requirement under Buyer’s or any of its Affiliates’ employee benefit plans to the extent of amounts previously credited for such purposes under the corresponding Company Employee Benefit Plan for such plan year.

(c)       This Section 5.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.06, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.06. Subject to Buyer’s compliance with the other terms and conditions contained in this Section 5.06, this Section 5.06 shall not be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, or limit the right of Buyer or any of its Affiliates (including, without limitation, after the Closing, the Company) to amend, modify or terminate any employee benefit plan, program, agreement or arrangement at any time and for any reason. The parties hereto acknowledge and agree that the terms set forth in this Section 5.06 shall not create any right in any employee or any other Person to any continued employment for any specific period of time or under any specific terms, with the Company, Buyer or any of their respective Affiliates subject to applicable Laws. No employee or other agent, nor any beneficiary or dependent thereof, shall be a third party beneficiary of this Agreement or be entitled to bring any action or claim hereunder.

5.07       Regulation S-X. After the Closing, Sellers shall, and shall cause their Affiliates to, cooperate with Buyer and the Company in connection with the preparation of new or updated financials statements and other financial information relating to the Company that are necessary or advisable, in the reasonable opinion of Buyer, to enable Buyer and Parent to prepare financial statements and other financial information in compliance with the requirements of Regulation S-X of the SEC in connection with the transactions contemplated hereby (the “Updated Financial Statements”). Sellers shall provide, and shall cause the Company’s auditors and accountants to provide, to Buyer and Parent reasonable access to the Company’s auditors and accountants and all customary representation letters, certificates and sub-certifications, confirmations and undertakings, work papers, information and records as Buyer or its auditors or accountants may reasonably request in connection with the Updated Financial Statements and the preparation thereof.

5.08       Registration of Stock Consideration.

(a)       On the Closing Date, Buyer shall cause Parent to file with the SEC a prospectus supplement with respect to Parent’s registration statement on Form S-3, previously filed with the SEC on August 31, 2021 (such registration statement, as supplemented by such prospectus supplement, the “2021 Registration Statement”), that registers for resale the respective Closing Stock Consideration by each Seller in one or more offerings to be made from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

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(b)       On the date of the issuance by Parent of any Holdback Stock Consideration to Sellers, Buyer shall cause Parent to (i) if the 2021 Registration Statement remains effective, amend or supplement the 2021 Registration Statement to register for resale such Holdback Stock Consideration or (ii) if the 2021 Registration Statement is no longer effective, file with the SEC a registration statement on Form S-3 or any successor form thereto (or, if Parent is not then eligible to use Form S-3, such other appropriate form) that registers for resale the Holdback Stock Consideration, in each case by each Seller in one or more offerings to be made from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(c)       For purposes of this Agreement, the 2021 Registration Statement and any successive replacement or renewal registration statement with respect thereto filed with the SEC by Parent and any other registration statement on Form S-3 or any successor form thereto (or, if Parent is not then eligible to use Form S-3, such other appropriate form) filed with the SEC by Parent, in each case to the extent covering any Stock Consideration in accordance with Section 5.08(a) and Section 5.08(b), shall be referred to as a “Registration Statement.” Following the filing with the SEC of a Registration Statement or amendment or supplement thereto covering the Closing Stock Consideration or the Holdback Stock Consideration pursuant to Section 5.08(a) and Section 5.08(b), respectively, Buyer shall cause Parent to use its commercially reasonable efforts to keep such Registration Statement (including any such amendment or supplement) continuously effective and in compliance with the Securities Act and useable (subject to the limitations set forth in this Section 5.08) for the resale of the Closing Stock Consideration or the Holdback Stock Consideration, respectively, for all periods during which either Seller holds any Closing Stock Consideration or any Holdback Stock Consideration, respectively, until August 31, 2024.

(d)       Each Seller shall be entitled, at any time and from time to time when a Registration Statement is effective and usable pursuant to this Section 5.08, to sell any or all of such Stock Consideration registered for resale thereunder, provided that the Sellers deliver to the Company reasonable advance written notice of any such sales and subject to applicable Law. To facilitate such sales, on each of the Closing Date and the date of the issuance by Parent of any Holdback Stock Consideration to Sellers, Buyer shall cause Parent to deliver to its transfer agent a reliance letter with respect to an opinion of counsel with respect to the legality of the Closing Stock Consideration and the Holdback Stock Consideration, respectively, attached as an exhibit to or incorporated by reference in the Registration Statement. Following the Closing Date, in connection with such sales, Buyer shall cooperate with Sellers to facilitate the timely preparation and delivery at the closing of such sales of certificates free of any restrictive legends and representing such number of Parent Common Shares issued as Closing Stock Consideration to such Sellers and registered in the name of such Sellers; provided that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System.

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(e)       Buyer and Parent shall be entitled at any time by providing written notice to Sellers to delay or suspend the filing, effectiveness or use of a Registration Statement (a “Suspension”) if: (i) the board of directors of Parent determines in good faith that (A) proceeding with such filing, effectiveness or use would reasonably be expected to require Parent to disclose any information the disclosure of which would have an adverse effect on Parent, its business or the market price of the Parent Common Shares and that Parent would not otherwise be required to disclose at such time, (B) the registration or offering proposed to be delayed or suspended would reasonably be expected to, if not delayed or suspended, have an adverse effect on any pending negotiation or plan of Parent to effect a bona fide merger, acquisition, disposition, financing, reorganization, recapitalization or other similar transaction, in each case that, if consummated, would be material to Parent, or (C) a material corporate transaction has occurred or is probable and any financial statements or pro forma financial information required to be included or incorporated by reference in a registration statement or prospectus by Regulation S-X of the SEC are unavailable without unreasonable effort or expense; provided that Buyer and Parent shall not be entitled to exercise such a Suspension (1) more than twice during any calendar year or (2) for a period exceeding sixty (60) days on any one occasion; (ii) upon the issuance by the SEC of any stop order suspending the effectiveness of or of any request by the SEC for amendments or supplements to such Registration Statement or the prospectus contained therein; or (iii) upon the occurrence of any event that would cause such Registration Statement or any amendment thereof or supplement thereto or any document incorporated by reference therein to contain an untrue statement of a material fact or to omit any fact necessary to make the statements made therein not misleading in light of the circumstances under which they were made; provided, that, in the event of such a Suspension, Buyer shall cause Parent to, as promptly as practicable, prepare and file with the SEC an amendment or supplement to such Registration Statement or amendment thereof or supplement thereto so that such Registration Statement or amendment thereof or supplement thereto or document incorporated by reference therein does not contain an untrue statement of a material fact or omit any fact necessary to make the statements made therein not misleading in light of the circumstances under which they were made. Parent shall not register any securities for sale for its own account or that of another shareholder during any Suspension, except (x) pursuant to a registration statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of Parent or any of its Affiliates pursuant to any employee equity plan or other employee benefit arrangement), (y) pursuant to a registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto) or (z) in connection with any dividend or distribution reinvestment or similar plan. Each Seller who is notified by Buyer or Parent of a Suspension pursuant hereto shall keep the existence of such Suspension confidential and shall immediately discontinue (and direct any other Person making offers or sales of Stock Consideration on behalf of such Seller to immediately discontinue) offers and sales of Stock Consideration pursuant to the Registration Statement until the earlier of the expiration of such Suspension or such time as it is advised in writing by Buyer or Parent that the use of the Registration Statement may be resumed. Buyer and Parent shall use their commercially reasonable efforts to limit the length of any Suspension. Notice of the commencement of any Suspension shall simply specify such commencement and shall not contain any facts or circumstances relating to such commencement or any material non-public information. Parent shall be an express third-party beneficiary of the terms set forth in this Section 5.08(c), and the applicable rights provided under this Section 5.08(c) are for the benefit of Parent and shall be exercisable and enforceable by Parent pursuant to the terms hereof.

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(f)       Buyer shall, to the fullest extent permitted by applicable Law, indemnify and hold harmless each Seller, any Person who is a “controlling person” of such Seller within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person, a “Controlling Person”), the respective direct and indirect general partners, directors, officers, trustees, managers, members, employees, agents and Affiliates of any such Seller or Controlling Person and any other Person that acts on behalf of or controls any such Seller or Controlling Person (each of the foregoing, a “Seller Specified Party”) against any losses, claims, actions, damages, liabilities and reasonable expenses to which such Seller Specified Party becomes subject under the Securities Act, the Exchange Act, any state blue-sky securities Laws, any equivalent non-U.S. securities Laws or otherwise, insofar as such losses, claims, actions, damages, liabilities and reasonable expenses arise from or as a result of (i) any untrue or alleged untrue statement of a material fact contained in or incorporated by reference in a Registration Statement or any amendment thereof or supplement thereto or any document incorporated by reference therein or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which made, not misleading; provided that Buyer shall not be so liable in any such case to the extent that any losses, claims, actions, damages, liabilities and reasonable expenses arising from or as a result of any such untrue statement or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in such Registration Statement or amendment thereof or supplement thereto or any document incorporated by reference therein in reliance upon, and in conformity with, written information prepared and furnished to Parent, Buyer or any of their Affiliates by any Seller Specified Party for use therein.

(g)       Each Seller shall furnish to Parent, Buyer and their Affiliates in writing such information as Parent, Buyer or any of their Affiliates reasonably requests for use in connection with any Registration Statement or amendment thereof or supplement thereto and shall, to the fullest extent permitted by applicable Law, indemnify and hold harmless each of Buyer and Parent, any Person who is a Controlling Person with respect to Buyer or Parent, the respective direct and indirect general partners, directors, officers, trustees, managers, members, employees, agents and Affiliates of either Buyer or Parent or any such Controlling Person and any other Person that acts on behalf of or controls any such Seller Indemnitee or Controlling Person (each of the foregoing, a “Buyer Specified Party”) against any losses, claims, actions, damages, liabilities and reasonable expenses to which such Buyer Specified Party becomes subject under the Securities Act, the Exchange Act, any state blue-sky securities Laws, any equivalent non-U.S. securities Laws or otherwise, insofar as such losses, claims, actions, damages, liabilities and reasonable expenses arise from or as a result of (i) any untrue or alleged untrue statement of a material fact contained in a Registration Statement or any amendment thereof or supplement thereto or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which made, not misleading, but, in the case of each of the foregoing clauses (i) and (ii), only to the extent that such untrue statement or alleged untrue statement, or omission or alleged omission, is made in such Registration Statement or amendment thereof or supplement thereto in reliance upon written information furnished to the Company by a Seller for use therein.

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(h)       If the indemnification provided for in this Section 5.08 is held by a court of competent jurisdiction to be unavailable to, or unenforceable by, an Indemnified Party in respect of any losses, claims, actions, damages, liabilities and reasonable expenses referred to herein, then the applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, actions, damages, liabilities and reasonable expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other hand, in connection with the statements, omissions or violations which resulted in such losses, claims, actions, damages, liabilities and reasonable expenses as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party, and such Persons’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission or violation. Buyer and the Sellers agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation that does not take into account the equitable considerations referred to in this Section 5.08(h). Notwithstanding anything to the contrary set forth herein, no Indemnified Party guilty or liable of “fraudulent misrepresentation” within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution hereunder from any Person who was not guilty of such fraudulent misrepresentation.

5.09       Rule 144. Following the Closing Date, to the extent permitted by applicable Law, upon a Seller’s delivery to Buyer and Parent of a certificate and opinion of counsel reasonably satisfactory to Buyer and Parent certifying that such Seller has held the Parent Common Shares acquired under the terms of this Agreement for the requisite holding period under Rule 144 under the Securities Act, that such Seller is not an “affiliate” of Parent (as defined in Rule 144 under the Securities Act) and that such Parent Common Shares may be freely transferred without registration under applicable securities Laws, Buyer shall, and shall cause Parent to and shall use its reasonable best efforts to cause its transfer agent to, as promptly as reasonably practicable following the delivery of the applicable certificate(s) or other materials and information, remove any applicable legend from, and terminate any applicable stop transfer instructions with respect to, such Parent Common Shares in connection with a transfer thereof by such Seller pursuant to Rule 144 under the Securities Act as an non-affiliate (as defined in Rule 144 under the Securities Act) of Parent.

Article VI
INDEMNIFICATION

6.01       Survival.

(a)       General Survival. Subject to Section 6.01(b), 6.01(c) and 6.01(f), the representations and warranties made by the Sellers in this Agreement (in each case other than the Seller Fundamental Representations and the Seller Environmental Representations) shall survive the Closing until 11:59 p.m. (New York time) on the date that is eighteen (18) months following the Closing Date (the “Expiration Time”).

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(b)     Seller Environmental Representations. Notwithstanding anything to the contrary contained in Section 6.01(a), the Seller Environmental Representations shall survive the Closing until 11:59 p.m. (New York time) on the date that is four (4) years following the Closing Date.

(c)     Seller Fundamental Representations. Notwithstanding anything to the contrary contained in Section 6.01(a), the Seller Fundamental Representations shall survive the Closing until 11:59 p.m. (New York time) on the date that is seven (7) years following the Closing Date.

(d)       Buyer Representations. All representations and warranties made by Buyer in this Agreement shall terminate and expire as of the Closing (or, if made pursuant to this Agreement in connection with the issuance of any Holdback Stock Consideration, upon such issuance), and any liability of Buyer with respect to such representations and warranties and certifications shall thereupon cease.

(e)    Covenants.  All covenants and agreements contained in this Agreement shall survive the Closing until fully performed in accordance with their terms.

(f)       General.  Except to the extent a shorter time period is expressly set forth herein for a particular cause of action, actions hereunder may be brought at any time prior to the expiration of the longest time period permitted by Section 8106(c) of Title 10 of the Delaware Code. Notwithstanding anything to the contrary set forth herein, obligations to indemnify hereunder shall not terminate with respect to any claim as to which Indemnified Party shall have, before the expiration of the applicable survival period set forth in this Section 6.01 (including, if applicable, the Expiration Time), delivered notice of such claim to the Indemnifying Party until such claim is fully and finally resolved. Notwithstanding anything to the contrary set forth herein, the limitations set forth in this Section 6.01 shall not apply in the case of fraud, intentional misrepresentation or willful misconduct.

6.02       Indemnification.

(a)       Indemnification of Buyer Indemnitees. From and after the Closing (but subject to Section 6.01 and Section 6.03), the Sellers shall hold harmless, indemnify and defend each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Damages that are directly or indirectly suffered or incurred at any time by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of or are directly or indirectly connected with:

(i)        any inaccuracy in or breach of any representation or warranty made by any Seller in this Agreement;

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(ii)       any breach of, or failure to perform or comply with, any covenant, agreement or obligation of any Seller in this Agreement; or

(iii)      any (A) Closing Date Debt or (B) Closing Debt Transaction Expenses to the extent not included in the calculation of the Cash Consideration as determined in accordance with Article II (without regard to the disclosure of any matter in the Disclosure Schedules or in any documents included or referred to therein).

(b)       Indemnification of Seller Indemnitees. From and after the Closing (but subject to Section 6.01 and Section 6.03), Buyer shall hold harmless, indemnify and defend each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages that are directly or indirectly suffered or incurred at any time by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of or are directly or indirectly connected with any breach of, or failure to perform or comply with, any covenant, agreement or obligation of Buyer in this Agreement.

(c)       Damage to Buyer. The Sellers and Buyer acknowledge and agree that, if the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of, or failure to perform or comply with, any representation, warranty, covenant, obligation or agreement, then (without limiting any of the rights of the Company as a Buyer Indemnitee), Buyer shall also be deemed, by virtue of its ownership of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach or failure to perform or comply.

(d)       Seller Liability; No Right of Contribution. Notwithstanding anything herein to the contrary, the obligations of Sellers under this Agreement shall be several but not joint, regardless of the use of the term “Sellers” to refer to both of them in any given section hereto, and each Seller shall be then responsible for breaches of, inaccuracies in or failures to perform or comply with its own covenants, representations and warranties. In the event there are any breaches, inaccuracies or failures to perform or comply by more than one Seller of any covenants, representations or warranties of Sellers hereunder, including breaches of representations or warranties with respect to the Company, each breaching Seller’s liability for Damages for such breach shall be limited to such Seller’s pro rata share of such breach (based on the percentages set forth in Exhibit B). Notwithstanding the foregoing, the Buyer’s recourse from the Holdback Stock Consideration pursuant to Section 6.06 and 6.07 shall not be limited or modified based upon which Seller is liable hereunder, and Buyer may seek such recourse without regard to which Seller is liable (nor with any regard to the percentages set forth in Exhibit B). Without prejudice to Sellers’ rights to indemnification pursuant to the Governing Documents of the Company as covered by the Tail Policy, no Seller shall have any right of indemnity, right to receive reimbursements or advancement of expenses or to obtain

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damages (whether through an action for contribution or otherwise, including if applicable in his or her capacity as a director of officer), from the Company or its Representatives with respect to any inaccuracy in or breach of, or failure to perform or comply with, any representation, warranty, covenant, obligation or agreement hereunder (actual, alleged or otherwise) and each Seller hereby releases, waives and discharges any such rights and all other rights in connection herewith against the Company and its Representatives.

6.03       Limitations.

(a)     Basket. Subject to Section 6.03(b) and Section 6.03(f), the Sellers shall not have any liability for monetary damages under Section 6.02(a)(i) until such time as the total amount of Damages indemnifiable, compensable or reimbursable pursuant to Section 6.02(a)(i) exceeds $300,000 in the aggregate (the “Basket Amount”). If the total amount of such Damages exceeds the Basket Amount, then the Buyer Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Basket Amount.

(b)     Applicability of Basket. The limitations set forth in Section 6.03(a) shall not apply to inaccuracies in or breaches of any of the Seller Fundamental Representations or the Seller Environmental Representations.

(c)     Cap. Subject to Section 6.03(d) and Section 6.03(f), the Sellers shall not have any liability for monetary damages under Section 6.02(a)(i) in excess of $2,550,000.

(d)       Applicability of Cap. The limitation set forth in Section 6.03(c) shall not apply to inaccuracies in or breaches of any of the Seller Fundamental Representations or the Seller Environmental Representations.

(e)       Purchase Price Cap. Subject to Section 6.03(f), the Sellers shall not have any liability for monetary damages under Section 6.02(a) in excess of the Purchase Price. Subject to Section 6.03(f), Buyer shall not have any liability for monetary damages under Section 6.02(b) in excess of the Purchase Price.

(f)       Applicability of Basket and Caps. Notwithstanding anything to the contrary set forth herein, the limitations set forth in this Section 6.03 shall not apply in the case of fraud, intentional misrepresentation or willful misconduct.

6.04       Determination of Damages.

(a)       In calculating any Damage, such amounts shall be net of any third party insurance, indemnification or other proceeds which have actually been recovered by the Indemnified Party, as the case may be, reduced by reasonable expenses incurred by the Indemnified Party, as the case may be, in obtaining such recovery (including any applicable increases in premiums or deductibles in respect of any third party insurance).

(b)       The Parties acknowledge and agree that qualifications or limitations as to materiality, “material adverse effect,” Material Adverse Effect or Buyer Material Adverse Effect (or any similar qualifications or limitations) in any representation, warranty, covenant, agreement or obligation set forth herein or in any other document contemplated hereby shall be ignored and disregarded for the purpose of determining whether inaccuracy in or breach of, or failure to perform or comply with, any representation, warranty, covenant, agreement or obligation has occurred and for determining the amount of applicable Damages, which shall be calculated without regard to any such qualifications or limitations contained in any such representation, warranty, covenant, agreement or obligation.

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6.05       Claim Procedures.

(a)       Third Party Claims. In order for a Buyer Indemnitee, Seller Indemnitee or other applicable Person (as applicable, the “Indemnified Party”) to be entitled to any indemnification from Seller(s) or Buyer, respectively (as applicable, the “Indemnifying Party”), provided for under Section 5.01, Section 5.08 or this Article VI in respect of, arising out of, relating to or involving a claim made or threatened by any Person not a party hereto against such Indemnified Party (a “Third Party Claim”), such Indemnified Party shall notify the Indemnifying party in writing of such Third Party Claim (setting forth in reasonable detail the facts giving rise to such Third Party Claim (to the extent known), the amount or estimated amount (to the extent reasonably estimable) of Damages and supporting information and/or materials reasonably necessary to evidence such Damages in respect of, arising out of, relating to or involving such Third Party Claim) within ten (10) Business Days after receipt by such Indemnified Party of written notice of such Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been prejudiced as a result of such failure.

(b)       Assumption. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and (unless (i) the Indemnifying Party is also a party to such Third Party Claim and the joint representation would create a conflict of interest under applicable standards of professional conduct or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its willingness and financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim), if the Indemnifying Party so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party, by giving written notice thereof to the Indemnified Party within ten (10) Business Days after Indemnified Party gives notice to the Indemnifying Party of such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 6.05(b), (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof and (ii) it shall be conclusively established for purposes hereof that such Third Party Claim is within the scope of and subject to indemnification hereunder. Any such participation or assumption shall not constitute a waiver by any party of any attorney-client privilege in connection with such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 6.05(b), the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense; provided, however, that the Indemnifying Party shall pay the fees and expenses of separate counsel if the Indemnified Party shall have been advised by counsel that (A) there may be defenses available to the Indemnified Party that are different to or additional to those available to the Indemnifying Party or (B) there is a conflict of interest that would reasonably be expected to make it inappropriate under applicable standards of professional conduct to have common counsel. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during

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which the Indemnifying Party has not timely assumed the defense thereof pursuant to this Section 6.05(b). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof. If notice is given to the Indemnifying Party of a Third Party Claim in accordance with this Section 6.05(b) and the Indemnifying Party does not, within ten (10) Business Days after such notice is given, give notice in writing to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will be bound by any determination made in such Third Party Claim or any settlement, compromise or discharge effected by the Indemnified Party. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall defend such Third Party Claim vigorously and diligently to final conclusion or settlement of such Third Party Claim; provided, however, that the Indemnifying Party shall not settle such Third Party Claim without the consent of the Indemnified Party unless such settlement (i) does not involve any finding or admission of any violation of Law or any violation of the rights of any Person and would not have any adverse effect on any other claims that may be made against any Person, (ii) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Party and (iii) completely, finally and unconditionally releases the Indemnified Party in connection with such Third Party Claim and would not otherwise adversely affect the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if (i) the Third Party Claim seeks an injunction or other equitable relief or relief other than monetary damages for which the Indemnified Party would be entitled to indemnification under this Agreement or may otherwise adversely affect the Indemnified Party, (ii) the Third Party Claim is a criminal or administrative proceeding, or relates to such a proceeding, or the underlying facts or circumstances of which would reasonably be expected to give rise to such a proceeding or (iii) the Third Party Claim involves a material customer, supplier, vendor or other material business relation of an Indemnified Party, in which cases, the Indemnified Party shall not settle any such Third Party Claim in connection with which the Indemnified Party would be entitled to indemnification under this Agreement without the consent of the Indemnifying Party, not to be unreasonably withheld, delayed or conditioned.

(c)     Privilege. If an Indemnifying Party chooses to defend any Third Party Claim in accordance with the terms hereof, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the “Subject Materials”) relating to such Third Party Claim. Each Party mutually acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection. Neither the Indemnified Party nor the Indemnifying Party shall be required to make available to the other any information that is subject to an attorney-client or other applicable legal privilege that based on the advice of outside counsel would be impaired by such disclosure or any confidentiality restriction under applicable Law.

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(d)       Other Claims. In the event an Indemnified Party has a claim against an Indemnifying Party under Section 5.01, Section 5.08 or this Article VI that does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party in writing of such claim (setting forth in reasonable detail the facts giving rise to such claim (to the extent known) and the amount or estimated amount (to the extent reasonably estimable) of Damages and supporting information and/or materials reasonably necessary to evidence such Damages arising out of, involving or otherwise in respect of such claim) with reasonable promptness after becoming aware of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days following the Indemnifying Party’s receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 5.01, Section 5.08 or this Article VI, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes fully and finally determined.

(e)     Coordination with Tax Contests. If there shall be any conflicts between the provisions of this Section 6.05 and Section 5.01 (relating to Tax contests), the provisions of Section 5.01 shall control with respect to Tax contests.

6.06       Recourse from Holdback Stock Consideration. In the event that any Buyer Indemnitee is determined pursuant to Section 5.01, Section 5.08 or this Article VI to be entitled to indemnification, Buyer shall be entitled to deem the number of Parent Common Shares constituting the Holdback Stock Consideration reduced by a number of Parent Common Shares equal to the value of the indemnifiable, compensable or reimbursable Damages (with the value ascribed to the Holdback Stock Consideration determined by reference to the volume-weighted average price of Parent Common Shares traded on Nasdaq for the twenty (20) trading days ending on November 29, 2021), without further required action by Sellers or any other Person. For the avoidance of doubt, reducing the number of Parent Common Shares constituting the Holdback Stock Consideration shall be (i) the first source of recourse for the Buyer Indemnitees under Section 5.01, Section 5.08 and this Article VI so long as any Parent Common Shares constituting the Holdback Stock Consideration remain (provided, however, it is not the exclusive source of, and shall not otherwise limit, recourse except as otherwise expressly set forth herein) and (ii) the exclusive source of recourse for the Buyer Indemnitees under Section 6.02(a)(i), except with respect to inaccuracies in or breaches of any of the Seller Fundamental Representations, any of the Seller Environmental Representations or in the case of in the case of fraud, intentional misrepresentation or willful misconduct.

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6.07       Issuance of Holdback Stock Consideration. Buyer will notify the Seller Representative in writing of the amount that Buyer determines in good faith to be necessary to satisfy all claims for indemnification that have been asserted but not resolved on or prior to 11:59 p.m. (New York time) within three (3) Business Days after the date that is eighteen (18) months following the Closing Date (the “Holdback Stock Consideration Issuance Date”) (each such claim, a “Continuing Claim” and the number of Parent Common Shares constituting the Holdback Stock Consideration equal in value to such amount (with the value ascribed to the Holdback Stock Consideration determined by reference to the volume-weighted average price of Parent Common Shares traded on Nasdaq for the twenty (20) trading days ending on November 29, 2021), the “Retained Amount”). Within ten (10) Business Days following the Holdback Stock Consideration Issuance Date, Buyer shall cause to be issued by Parent to Sellers in non-certificated book-entry form, pro rata based on the percentages set forth in Exhibit B, (A) the Holdback Stock Consideration (as reduced pursuant to Section 6.06), less (B) the Retained Amount, in accordance with the delivery instructions delivered by Sellers prior thereto. Upon the full and final resolution of all Continuing Claims, Buyer shall, within five (5) Business Days thereafter, cause to be issued by Parent to Sellers in non-certificated book-entry form, pro rata based on the percentages set forth in Exhibit B, the Retained Amounts to which Sellers are entitled (if any), in accordance with the delivery instructions delivered by Sellers prior thereto. Buyer and Parent shall have no obligation to issue, or cause to be issued, to Sellers any Parent Common Shares by which the Holdback Stock Consideration has been reduced in accordance with the terms hereunder.

6.08       Tax Treatment of Indemnification Claims. Buyer and Sellers agree to report each indemnification payment made in respect of Damages as an adjustment to the Purchase Price for federal income Tax purposes unless the indemnified party determines in good faith that such reporting position is incorrect (it being understood that if any reporting position is later disallowed in any administrative or court proceedings, the indemnifying party shall indemnify the indemnified party for the effects of such disallowance).

6.09       Exclusive Remedy. Each Party acknowledges and agrees that, except as otherwise specifically provided in Section 2.04 (Determination of Cash Consideration), Section 5.01 (Tax Matters), Section 5.08 (Registration of Stock Consideration), Section 7.18 (Specific Performance), and claims of, or causes of action arising out of, fraud, intentional misrepresentation or willful misconduct, (a) its sole and exclusive remedy (and the sole and exclusive remedy of the Buyer Indemnitees and the Seller Indemnitees) with respect to any and all rights, claims, proceedings and causes of action it may have against any other party (including any Affiliate of Buyer or Sellers) resulting from or relating to the subject matter of this Agreement and the transactions contemplated hereunder, whether arising under or based upon any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages (including Damages), or any other recourse or remedy, including as may arise under common law) (each, a “Transaction Matter”), shall be pursuant to the indemnification provisions set forth in this Article VI, and (b) in furtherance of the foregoing, each Party (each on its own behalf and on behalf of the Buyer Indemnitees, in the case of Buyer, and the Seller Indemnitees, in the case of the Sellers) hereby (i) covenants and agrees that it will not, directly or indirectly, assert or otherwise bring, commence or institute, or cause to be brought, commenced or instituted, any Transaction Matter, other than a contract action to recover Damages pursuant to the indemnification provisions set forth in this Article VI, and (ii) waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all Transaction Matters other than a contract action to recover Damages pursuant to the indemnification provisions set forth in this Article VI.

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Article VII
MISCELLANEOUS

7.01       Press Releases and Public Announcements. No Party will issue any press release or make any similar public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and the Seller Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any Governmental Entity or the rules of a securities exchange upon which a Party’s or its Affiliate’s securities are traded (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties in writing prior to making the disclosure, except in cases in which the disclosure is consistent in tone and substance in all material respects with any press release previously issued or public disclosure previously made in accordance with the terms hereof).

7.02       Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the Parties hereto by any Governmental Entity incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Sellers.

7.03      Seller Representative.

(a)        By virtue of execution and delivery of this Agreement, the Sellers hereby irrevocably and unconditionally nominate, constitute and appoint Steven R. Ferrie as the agent and true and lawful attorney in fact of the Sellers (the “Seller Representative”), with full power of substitution, to act in the name, place and stead of the Sellers for purposes of executing any agreements, instruments or documents and taking any actions that the Seller Representative may, in the Seller Representative’s sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement and any other agreement, instrument or document being or to be executed and delivered by the Sellers under this Agreement or in connection herewith and any transaction contemplated hereby or any such other agreement, instrument or document being or to be executed and delivered by the Sellers under this Agreement, including with respect to any claim for indemnification under Section 5.01 and Article VI. By virtue of execution and delivery of this Agreement, the Seller Representative hereby accepts his appointment as the Seller Representative.

(b)       The Sellers grant to the Seller Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the Sellers (in the name of any or all of the Sellers or otherwise) any and all agreements, instruments and documents that the Seller Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Seller Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in performing his duties as contemplated by Section 7.03(a). Notwithstanding anything to the contrary contained in this Agreement, any Ancillary Agreement or any other agreement, instrument or document being or to be executed and delivered hereunder or thereunder or in connection herewith or therewith: (i) Buyer shall be entitled to deal exclusively with the Seller Representative on all matters relating to any claim for indemnification from or against any Seller under Section 5.01 and Article VI; and (ii) Buyer shall

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be entitled to rely conclusively (without further evidence of any kind whatsoever) on any agreement, instrument or document executed and delivered or purported to be executed and delivered on behalf of any Seller by the Seller Representative and on any other action taken or purported to be taken on behalf of any Seller by the Seller Representative, as fully binding upon and enforceable against such Seller. All actions, decisions and instructions of the Seller Representative taken, made or given pursuant to the authority granted to the Seller Representative pursuant to this Section 7.03 shall be conclusive and binding upon each Seller, and no Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The terms and conditions of this Agreement are hereby made, and are hereby acknowledged to be, dependent upon the determinations and actions that are contemplated or permitted to be made by the Seller Representative pursuant to this Section 7.03, and the rights of all Sellers shall be qualified by and dependent upon such determinations and actions, irrespective of whether the Seller Representative is acting as an agent or power of attorney of such Seller.

(c)      The Sellers recognize and intend that the power of attorney granted in Section 7.03(a): (i) is coupled with an interest and is irrevocable and unconditional; (ii) may be delegated by the Seller Representative; and (iii) shall survive the death or incapacity of each of the Sellers.

(d)       If the Seller Representative shall resign, become disabled, die or otherwise be unable to fulfill his responsibilities hereunder, the Sellers shall, within ten (10) days after such resignation, disability, death or inability, appoint a successor to the Seller Representative (who shall be a Seller and shall be reasonably satisfactory to Buyer) and immediately thereafter notify Buyer of the identity of such successor. Any such successor shall succeed the Seller Representative as the Seller Representative hereunder. If for any reason there is no Seller Representative at any time, all references herein to the Seller Representative shall be deemed to refer to the Sellers.

7.04       Notices. Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) on the date sent to the recipient via email or (b) on the date following sending if sent by Federal Express or other overnight courier of national reputation, in each case as addressed to the intended recipient as set forth on Schedule 7.04. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.05       Succession and Assignment. This Agreement will inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by any Party; provided, however, that Buyer may (a) assign its rights under this Agreement to any Affiliate of Buyer or to any future purchaser of Buyer or its assets or (b) collaterally assign any or all of its rights and interests hereunder to one or more lenders of Buyer or its Affiliates.

7.06       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or

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provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the court shall modify this Agreement to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.07       References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and will not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months will be deemed references to calendar days or months. All references to “$” will be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” will be deemed to refer to a section of this Agreement, an exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. In the event that the Company has or has had at any time any subsidiary, each of the representations, warranties, agreements, covenants, obligations and indemnities herein that relate to the Company shall be deemed to apply equally to such subsidiary of the Company. Each representation, warranty, covenant and agreement contained in this Agreement shall have independent significance.  Accordingly, if any representation, warranty, covenant or agreement contained in this Agreement is breached, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) shall not detract from or mitigate the breach of the first representation, warranty, covenant or agreement. Any reference to any federal, state, local or foreign statute, rule, regulation or law is to such federal, state, local or foreign statute, rule, regulation or law as amended, modified, supplemented or replaced from time to time and will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement shall include such party’s predecessors, successors and permitted assigns.

7.08       Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

7.09       Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by Buyer and the Seller Representative and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder (which may be Seller Representative on behalf of any Seller). No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

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7.10       Entire Agreement. This Agreement and the other Transaction Documents (together with the documents and agreements to be delivered pursuant hereto and thereto), along with the schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. The exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein. The Confidentiality Agreement is hereby terminated and of no further force or effect as of Closing.

7.11       Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Section 5.08(c) and Article VI with respect to Parent and the other Buyer Indemnitees (which shall be third party beneficiaries of this Agreement).

7.12     WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.13       Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed (including by electronic signature) and delivered by means of a facsimile machine or scanned pages via electronic mail, will be treated in all manner and respect as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

7.14       Counterparts. This Agreement and each other Transaction Document may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement. Execution and delivery of this Agreement and each other Transaction Document by exchange of electronically transmitted counterparts bearing the signature of a Party will be equally as effective as delivery of a manually executed counterpart of such Party.

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7.15       Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

7.16       Jurisdiction. Any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby will be brought and determined exclusively in the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have jurisdiction, any such Legal Proceeding will be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the exercise of personal jurisdiction over that party (including, for the avoidance of doubt, the express and knowing waiver of any claim that the exercise of personal jurisdiction over a party incorporated in a foreign jurisdiction is not permitted under or is incompatible with Delaware or federal law or the United States Constitution), the laying of the venue of any such Legal Proceeding in any such court, or that any such Legal Proceeding that is brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court, and without regard to any protections or procedures provided by law, treaty or otherwise. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 7.04 will be deemed effective service of process on such Party and expressly waives any objection to the effectiveness of such service under U.S. law or treaty.

7.17     Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

7.18       Specific Performance. Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the termination of this Agreement, each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent any other Party’s breach of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Party’s obligation to consummate the transactions contemplated by this Agreement if required to do so hereunder and including the obligations set forth in Section 5.02 and Section 5.03). Each Party agrees that it will not oppose the seeking of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Legal Proceeding that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

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7.19       Further Assurances. From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate or confirm the Acquisition in accordance with the terms of this Agreement.

7.20       Disclosure Schedules. All schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules will be deemed to refer to this entire Agreement, including all Schedules. The Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Schedule referenced by a particular section or subsection in this Agreement will be deemed to have been disclosed with respect to every other part, subpart, section and subsection in another Schedule if the relevance of such disclosure to such other part, subpart, section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules will not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) be deemed or interpreted to expand the scope of the Buyer’s or the Sellers’ respective representations and warranties, obligations, covenants, conditions or agreements contained herein or (c) constitute, or be deemed to constitute, an admission to any third Person concerning such item or matter. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

7.21     Costs and Expenses. Except as otherwise provided herein and therein, each Party shall bear all costs and expenses incurred by it in connection with the preparation, negotiation, execution and performance of this Agreement and the other Transaction Documents and the Transactions.

7.22      Privilege. Each Party, on behalf of itself and its Affiliates, acknowledges and agrees that Davis Graham & Stubbs LLP (“Seller Counsel”) has acted as counsel for Sellers and the Company in connection with this Agreement and the transactions contemplated hereby (the “Sale Engagement”) and, in connection with the Sale Engagement, Seller Counsel has not acted as counsel for any other Person. Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company), acknowledges and agrees that all confidential communications between Sellers, the Company and their respective Affiliates, on the one hand, and Seller Counsel, on the other hand, in the course of the Sale Engagement, that are attorney-client privileged (“Privileged Communications”) and the expectation of client confidence relating thereto shall be deemed to belong solely to Seller and its Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by Buyer or the Company upon or after the Closing. Accordingly, neither Buyer nor the Company shall have the right to access the Privileged

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Communications, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (a) to the extent the Privileged Communications constitute property of the client, only Seller shall hold such property rights and (b) Seller Counsel shall have no duty whatsoever to reveal or disclose any such Privileged Communications to Buyer or the Company by reason of any actual or alleged attorney-client relationship between Seller Counsel and the Company or otherwise. If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including after the Closing, the Company) shall have the right to assert or waive any attorney-client privilege with respect to the Privileged Communications, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company), shall be entitled to waive such privilege only with the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed). In the event that Buyer or any of its Affiliates is legally required or requested by any Governmental Entity to access or obtain a copy of all or a portion of the Privileged Communications, Buyer shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request; provided that Buyer shall promptly notify the Seller Representative in writing (prior to the disclosure by Buyer of any Privileged Communications to the extent practicable) so that Sellers can seek a protective order and Buyer agrees to use reasonable best efforts (at the sole cost and expense of Sellers) to assist therewith.

7.23       Parent Guaranty. To induce Sellers to enter into this Agreement, intending to be legally bound hereby, Parent hereby absolutely, irrevocably and unconditionally guarantees to Sellers the due and punctual performance and discharge of the obligations of Buyer under this Agreement if, as and when due. This Section 7.23 is an unconditional and continuing guarantee of performance and payment and not of collection, and Sellers shall not be required to proceed against Buyer first before proceeding against Parent hereunder. Notwithstanding the foregoing, nothing in this Section 7.23 shall or shall be deemed to expand or otherwise modify any liabilities or obligations of Buyer pursuant to this Agreement or create or expand any liabilities of Buyer other than as expressly set forth in this Agreement.

*  *  *  *  *

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

BUYER:

ELECTRODE ACQUISITION CORP.

By:	/s/ Jason Les
Name: Jason Les
Title: Chief Executive Officer

PARENT (solely for purposes of Article VII):

RIOT BLOCKCHAIN, INC.

By:	/s/ Jason Les
Name: Jason Les
Title: Chief Executive Officer

SELLERS:

/s/ Steven R. Ferrie
Steven R. Ferrie

/s/ David P. Franzmann
David P. Franzmann

SELLER REPRESENTATIVE:

By:	/s/ Steven R. Ferrie
Name: Steven R. Ferrie

[Membership Interest Purchase Agreement]